June 21, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Northway Financial, Inc. (“Annual Meeting”), to be held on Tuesday, July 31, 2007 at 2:00 p.m. at The Town and Country Motor Inn, Route 2, Shelburne, New Hampshire 03581.

At the Annual Meeting you will be asked to consider and act upon the following:

(1)
To consider and vote on a proposal to amend Northway Financial Inc.’s (“Northway”) articles of incorporation to effect a 1-for-400 reverse split of Northway’s common stock. The text of the proposed amendment is attached as Appendix A-1 to the accompanying Proxy Statement;

(2)
To consider and vote on a proposal to amend Northway’s articles of incorporation to effect an 800-for-1 forward split of Northway’s common stock. The text of the proposed amendment is attached as Appendix A-2 to the accompanying Proxy Statement;

(3)
to elect three (3) class I Directors to serve until the 2010 Annual Meeting and one (1) class III Director to serve until the 2009 Annual Meeting or until their respective successors are duly elected and qualified; and

(4)	to transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

If approved at the Annual Meeting, the reverse/forward stock split transaction will affect our stockholders as follows:

STOCKHOLDER POSITION PRIOR TO SPLIT TRANSACTION -------------------------------------------------------------------------------------	EFFECT OF SPLIT TRANSACTION ------------------------------------------------------------------------------------------------------------------------
Stockholders holding in registered name 400 or more shares of common stock	Stockholders will ultimately hold twice as many shares as held pre-split transaction.
Stockholders holding in registered name fewer than 400 shares of common stock	Shares will be converted into $37.50 per share of common stock outstanding immediately prior to the reverse stock split.
Stockholders holding common stock in “street name” through a nominee (such as a bank or broker)
Northway intends for the split transaction to affect stockholders holding common stock through a nominee the same as those holding shares in a record account and nominees will be asked to effect the split transaction for their beneficial owners. However, your nominee may choose not to effect the split transaction on your common stock, and your nominee may have different procedures that you must follow. Stockholders holding shares in street name should contact their nominee to determine how the split transaction will affect them.

If you hold shares of Northway common stock in “street name” through a nominee (such as a broker or a bank), the effect of the split transaction on your shares of common stock may be different than for record holders. Your nominee may or may not effect the split transaction on your shares of common stock held in street name. You should contact your nominee to determine how the split transaction will affect you.

The primary effect of this transaction will be to reduce our total number of stockholders of record to below 300. As a result, we will terminate the registration of our common stock under federal securities laws, our reporting obligations with the Securities and Exchange Commission (the “SEC”) will be suspended, and we will no longer be eligible for trading on the NASDAQ Global Market.

We are proposing this transaction because our Board of Directors (the “Board”) has concluded, after careful consideration, that the costs and other disadvantages associated with being an SEC-reporting company outweigh the advantages. The reasons the Board reached this conclusion include:

•
we estimate that we can eliminate current costs of approximately $232,000 on an annual basis by eliminating the requirement to make periodic reports and reducing the expenses of stockholder communications;

•
operating as a non-SEC reporting company will reduce the burden on our management that arises from increasingly stringent SEC reporting requirements, including requirements of the Sarbanes-Oxley Act of 2002 (“SOX”), thus allowing management to focus more of its attention on our customers and the communities in which we operate;

•
at least 815 of our 1,087 record stockholders own fewer than 400 shares and the elimination of those small stockholders can be expected to reduce significantly our costs of stockholder communications; and

•
these costs of being a public company outweigh the benefits to a well-capitalized company of our size, and terminating our public company status will free up management to focus more on long-term business prospects beneficial to stockholders and customers.

The enclosed Proxy Statement includes a discussion of the alternatives and factors considered by the Board in connection with its approval of the reverse/forward stock split, and we encourage you to read carefully the Proxy Statement and its appendices. Your Board believes the terms of the proposed transaction are fair and are in the best interest of our stockholders, and unanimously recommends that you vote “FOR” the proposal to amend our articles of incorporation

I, along with the other members of the Board, look forward to greeting you personally at the Annual Meeting. However, whether or not you plan to attend personally and regardless of the number of shares you own, it is important that your shares be represented. You are urged to promptly sign, date and mail the enclosed proxy in the postage-paid envelope provided for your convenience.

This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend.

Very truly yours,

William J. Woodward
Chairman of the Board

9 Main Street, Berlin, New Hampshire 03570/Telephone 603-752-1171

NORTHWAY FINANCIAL, INC.
9 Main Street
Berlin, New Hampshire 03570
Telephone 603-752-1171

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, JULY 31, 2007

NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Stockholders of Northway Financial, Inc. will be held on Tuesday, July 31, 2007 at 2:00 p.m. at The Town and Country Motor Inn, Route 2, Shelburne, New Hampshire 03581 for the following purposes:

(1)
to consider and vote on a proposal to amend Northway Financial Inc.’s (“Northway”) articles of incorporation to effect a 1-for-400 reverse split of Northway’s common stock. The text of the proposed amendment is attached as Appendix A-1 to the accompanying Proxy Statement;

(2)
to consider and vote on a proposal to amend Northway’s articles of incorporation to effect an 800-for-1 forward split of Northway’s common stock. The text of the proposed amendment is attached as Appendix A-2 to the accompanying Proxy Statement;

(3)
to elect three (3) class I Directors to serve until the 2010 Annual Meeting of Stockholders and one (1) class III Director to serve until the 2009 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified; and

(4)	to transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Although the reverse stock split and forward stock split are two separate proposals on which you may vote, unless the reverse stock split is approved by stockholders, neither of the splits will be implemented. Thus, a vote in favor of the forward stock split but not the reverse stock split effectively acts as a vote against both of the splits and the transactions described in this document.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE STOCK SPLITS, PASSED UPON THE MERITS OR FAIRNESS OF THE STOCK SPLITS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NORTHWAY.

The foregoing items are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on June 1, 2007 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Only holders of common stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

By Order of the Board of Directors

Joseph N. Rozek
Secretary

Berlin, New Hampshire
June 21, 2007

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

NORTHWAY FINANCIAL, INC.
9 Main Street
Berlin, New Hampshire 03570
Telephone 603-752-1171

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, JULY 31, 2007

This Proxy Statement and accompanying form of proxy are furnished in connection with the solicitation of proxies on behalf of the Board of Directors (“Board”) of Northway Financial, Inc., a New Hampshire corporation ("Northway"), for use in voting at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 2:00 p.m. on July 31, 2007, at The Town and County Motor Inn, Route 2, Shelburne, New Hampshire 03581 and at any postponements or adjournments thereof. This Proxy Statement and accompanying form of proxy were mailed on or about June 21, 2007 to stockholders of record at the close of business on June 1, 2007 in connection with the solicitation.

At the close of business on June 1, 2007, there were outstanding and entitled to vote 1,494,174 shares of Northway’s common stock, par value of $1.00 per share.

Each stockholder is entitled to one vote per share upon each matter submitted at the Annual Meeting. Only stockholders of record at the close of business on June 1, 2007 shall be entitled to vote at the Annual Meeting.

The proxies of holders of common stock are being solicited by the Board. Stockholders are requested to complete, date, sign and promptly return the accompanying proxy card in the enclosed envelope. Shares represented by a properly executed proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed in the proxy. IF A PROXY IS SUBMITTED AND NO DIRECTIONS ARE GIVEN, THE PROXY WILL BE VOTED “FOR” THE APPROVAL OF THE PROPOSALS TO BE CONSIDERED AT THE ANNUAL MEETING.

A person giving the enclosed proxy may revoke it by filing an instrument of revocation with Joseph N. Rozek, Secretary, Northway Financial, Inc., 9 Main Street, Berlin, New Hampshire 03570. Any such person may also revoke a proxy by filing a duly executed proxy bearing a later date, or by appearing at the Annual Meeting in person, notifying the Secretary, and voting by ballot at the Annual Meeting. Any stockholder of record attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Secretary) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

Northway will bear the cost of soliciting proxies from the stockholders, including mailing costs, and will pay all printing costs in connection with this Proxy Statement. Northway has retained The Altman Group, Inc. to help the Board solicit proxies and expects to pay a base fee of $5,000, fees based upon the number of stockholder contacts plus reasonable out-of-pocket expenses for its help. In addition to the use of the mails, proxies may be solicited by the Directors, officers, and certain employees of Northway and Northway Bank, and by personal interviews, telephone and facsimile. Such Directors, officers and employees will not receive additional compensation for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection therewith. Northway may also make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of its common stock. Northway may reimburse such custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

The presence in person or by proxy of the holders of a majority of the issued and outstanding shares entitled to vote at the Annual Meeting is required to constitute a quorum. Abstentions and “broker non-votes” (as defined below) will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. A “broker non-vote” is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares which are the subject of the proxy on a particular matter and with respect to which the broker or other nominee does not have discretionary voting power.

Northway is a New Hampshire corporation and the parent of Northway Bank (“Bank”), a New Hampshire-chartered bank based in Berlin, New Hampshire, Northway Capital Trust I (“NCT I”), a Delaware statutory business trust, Northway Capital Trust II (“NCT II”), a Delaware statutory business trust, and Northway Capital Trust III (“NCT III”), a Delaware statutory business trust. Unless the context otherwise requires, references herein to the “Company” include Northway Financial, Inc. and its consolidated subsidiary, Northway Bank.

FORWARD-LOOKING STATEMENTS

Certain statements in this report are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, but are not limited to, projections of revenue, income or loss, plans for future operations and acquisitions, projections based on assumptions regarding market and liquidity risk, and plans related to products or services of the Company. Such forward-looking statements are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company. To the extent any such risks, uncertainties and contingencies are realized, the Company’s actual results, performance or achievements could differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements include, among other factors, overall economic and business conditions, economic and business conditions in the Company’s market areas, interest rate fluctuations, a prolonged continuation of the current interest rate environment, the demand for the Company’s products and services, competitive factors in the industries in which the Company competes, changes in government regulations, and the timing, impact and other uncertainties of future acquisitions.

In addition to the factors described above, the following are some additional factors that could cause our financial performance to differ from any forward-looking statement contained herein: i) changes in interest rates over the past year and the relative relationship between the various interest rate indices that the Company uses; ii) a deterioration in the financial markets affecting the valuation of securities held in the Company’s investment portfolio; (iii) a change in product mix attributable to changing interest rates, customer preferences or competition; iv) a significant portion of the Company’s loan customers are in the hospitality business and therefore could be affected by a slower economy, adverse weather conditions and/or rising gasoline prices; and v) the effectiveness of advertising, marketing and promotional programs.

The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” or the negative of such terms and other similar expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Reliance should not be placed on forward-looking statements because they involve known or unknown risks, uncertainties or other factors, which may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. The Company expressly disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Though the Company has attempted to list comprehensively the factors which might affect forward-looking statements, the Company wishes to caution you that other factors may in the future prove to be important in affecting the Company’s results of operations. New factors emerge from time-to-time and it is not possible for management to anticipate all of such factors, nor can it assess the impact of each such factor, or combination of factors, which may cause actual results to differ materially from forward-looking statements.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1

QUESTIONS AND ANSWERS ABOUT THE SPLIT TRANSACTION AND THE ANNUAL MEETING	5

ABOUT THE ANNUAL ANNUAL MEETING	8
Date, Time and Place of Annual Annual Meeting	8
Matters to be Considered at the Annual Meeting	8
Record Date; Voting Power	8
Quorum	8
Vote Required for Approval	8
Voting and Revocation of Proxies	9
Solicitation of Proxies; Expenses of Solicitation	9
Other Matters to be Considered at Annual Meeting	9

THE SPLIT TRANSACTION -- SPECIAL FACTORS	9
Overview of the Split Transaction	9
Background of the Split Transaction	10
Reasons for the Split Transaction	13
Current and Historical Market Prices of Northway’s Common Stock	14
Premium over Market Price	14
Net Book Value	14
Going Concern Value	14
Liquidation Value	15
Stock Repurchases	15
Fairness of the Split Transaction	16
Substantive Fairness	16
Procedural Fairness	17
Effects of the Split Transaction on Affiliates	19
Determination of Fairness of Split Transaction by Affiliates	19
Board Recommendation	19
Fairness Opinion Northeast Capital	19
Availability of Documents	25
Structure of the Split Transaction	25
Effects of the Split Transaction on Northway	25
Elimination of Non-Continuing Stockholders	26
Financial Effects of the Split Transaction	26
Effect on Options	26
Effect on Conduct of Business after the Transaction	26
Dividend Payments	27
Plans or Proposals	27
Interests of Certain Persons in the Split Transaction	27
Financing of the Split Transaction	27
Federal Income Tax Consequences	27
Appraisal Rights and Dissenters' Rights	29
Regulatory Requirements	29
Accounting Treatment	29
Fees and Expenses	29

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA	30

MARKET PRICE OF NORTHWAY COMMON STOCK AND DIVIDEND INFORMATION	31

COMMON STOCK PURCHASE INFORMATION	31

ELECTION OF DIRECTORS	32
Nominees and Directors Continuing in Office	32
Meetings and Committees of the Board	33
Stockholder Communications with the Board	35
Executive Officers	35
Security Ownership of Management and Principal Stockholders	36
Compensation Discussion and Analysis	37
Executive Compensation	39
Employment Contracts	41
Key Employee Agreement	42
Compensation of Directors	42
Fees Paid to Independent Auditors	44
Certain Relationships and Related Transactions	44

RELATIONSHIP WITH INDEPENDENT AUDITORS	45

OTHER MATTERS	45

INFORMATION INCORPORATED BY REFERENCE	45

STOCKHOLDER PROPOSALS	45

APPENDIX A-1 Proposed Form of Amendment to Amended and Restated Articles of Incorporation to Effect Reverse Stock Split	A-1

Proposed Form of Amendment to Amended and Restated Articles of Incorporation to Effect Forward Stock Split	A-2

APPENDIX B-1 Opinion of Northeast Capital & Advisory, Inc	B-1

APPENDIX B-2 Updated Opinion of Northeast Capital & Advisory, Inc.	B-2

APPENDIX C Northway Financial, Inc. Audit Committee Charter	C-1

APPENDIX D Selected Provisions of the New Hampshire Business Corporation Act	D-1

SUMMARY TERM SHEET

This summary provides an overview of material information from this Proxy Statement. However, it is a summary only. To better understand the reverse stock split and forward stock split transaction and for a more complete description of its terms, and for a description of other matters to be considered at the Annual Meeting, we encourage you to read carefully this entire document and the documents to which it refers before voting.

In this Proxy, the term "non-continuing stockholders" of Northway means all holders of common stock of Northway with fewer than 400 shares at the effective time of the reverse stock split transaction who will be cashed out as a result of the split transaction. Northway intends for the split transaction to affect "street name" stockholders the same as those holding shares in a record account, and nominees will be asked to effect the split transaction for their beneficial owners. However, nominees may choose not to effect the split transaction on street name shares. The term "continuing stockholders" means all holders of common stock of Northway with at least 400 shares at the effective time of the reverse stock split transaction. References to "common stock" or "shares" refer to the Northway's common stock, par value $1.00 per share.

Proposals to be Considered at the Annual Meeting

At the Annual Meeting, stockholders will be asked:

(1)
To consider and vote on a proposal to amend Northway’s articles of incorporation to effect a 1-for-400 reverse split of Northway’s common stock. The text of the proposed amendment is attached as Appendix A-1 to the accompanying Proxy Statement;

(2)
To consider and vote on a proposal to amend Northway’s articles of incorporation to effect an 800-for-1 forward split of Northway’s common stock. The text of the proposed amendment is attached as Appendix A-2 to the accompanying Proxy Statement;

(3)
to elect three (3) class I Directors to serve until the 2010 Annual Meeting and one (1) class III Director to serve until the 2009 Annual Meeting or until their respective successors are duly elected and qualified; and

(4)	to transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Stockholders are also being asked to consider and vote upon any other matters that may properly be submitted to a vote at the meeting or any adjournment or postponement of the Annual Meeting. See "ABOUT THE ANNUAL MEETING."

Record Date

You may vote at the Annual Meeting if you owned Northway common stock at the close of business on June 1, 2007, which has been set as the record date. At the close of business on the record date, there were 1,494,174 shares of Northway’s common stock, par value of $1.00 per share, outstanding and entitled to vote. You are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each share of common stock you held of record at the close of business on the record date.

Vote Required for Approval

The Reverse/Forward Stock Split. Approval of the split transaction requires the affirmative vote of the holders of a majority of all outstanding shares of our common stock entitled to vote at the Annual Meeting, or 747,088 of the 1,494,174 outstanding shares. Although the reverse stock split and forward stock split are two separate proposals on which stockholders may vote, unless the reverse stock split is approved by stockholders, neither of the splits will be implemented. Because the Executive Officers and Directors of the Company have the power to vote a total of 225,111 shares and we believe that all of such Executive Officers and Directors will vote in favor of the transaction, this means a total of 521,977 shares held by stockholders who are not Executive Officers or Directors of the Company will be required to vote in favor of the transaction for it to be approved. Because the Executive Officers and Directors of Company own only approximately 15.1% of the voting power of our outstanding common stock, there is no assurance that the split transaction will be approved.

Election of Directors. Directors will be elected by a plurality of the votes cast at the Annual Meeting. Plurality means that the individuals who receive the largest number of votes cast are elected up to the maximum number of Directors to be elected at the meeting.

The Company

Northway is a New Hampshire corporation and the parent of the Bank, a New Hampshire-chartered bank with a business address of 9 Main Street, Berlin, New Hampshire, 03570 and a business telephone number of (603) 752-1171. The Company derives substantially all of its revenue and income from the furnishing of bank and bank-related services, principally to individuals and small and medium-sized companies in New Hampshire. The Bank operates as a typical community banking institution and does not engage in any specialized finance or capital market activities. Northway functions primarily as the holder of stock of its subsidiary and assists the management of its subsidiary as appropriate.

The Bank is engaged in a general commercial banking business and offers commercial and construction loans, real estate mortgages, consumer loans, including personal secured and unsecured loans, and lines of credit. The Bank accepts savings, time, demand, NOW and money market deposit accounts, and offers a variety of banking services including safe deposit boxes, credit cards, official checks and money orders, overdraft lines of credit, alternative investments, commercial cash management, and wire transfer services.

Introduction and Overview of the Split Transaction

If approved, the Split Transaction will consist of the following steps:

•
A 1-for-400 reverse stock split of Northway common stock will occur on the date that the New Hampshire Secretary of State accepts for filing articles of amendment to our Articles (such date, the "Effective Date"). As a result:

Each record holder of less than 400 shares of common stock immediately before the reverse stock split will receive from Northway cash in the amount of $37.50, without interest, for each share of common stock held immediately before the reverse stock split and will no longer be a shareholder of Northway; and

Each record holder of 400 or more shares of common stock immediately prior to the reverse stock split will own one one-four-hundreth of the number of shares of common stock as were held by the shareholder immediately before the reverse stock split. We will not purchase any fractional shares of common stock (i.e., less than one whole common share) held by record holders of 400 or more shares of common stock on the Effective Date and we will not make any payments to holders of 400 or more shares of our common stock.

•
After completion of the reverse stock split, each holder of 400 or more shares of common stock immediately before the reverse stock split will participate in a 800-for-1 forward stock split, which will result in such holder owning twice the number of shares of common stock after the forward stock split as such holder owned immediately before the reverse stock split.

•
If you are a record holder who holds less than 400 shares of common stock but do not want to be cashed out in the Split Transaction, you may theoretically remain a shareholder of Northway by purchasing a sufficient number of shares of common stock in the open market, to the extent available, far enough in advance of the Split Transaction so that you hold at least 400 shares of common stock on the Effective Date. Conversely, if you are a record holder of 400 or more shares of common stock and want to be cashed out in the Split Transaction, you may theoretically do so by selling a sufficient number of shares of common stock in the open market far enough in advance of the Split Transaction so that you hold less than 400 shares of common stock on the Effective Date. However, given the limited trading volume in our shares of common stock, you may not be able to purchase or sell shares of common stock in order to remain a shareholder of Northway or liquidate shares of common stock, as the case may be. In the absence of an active trading market for the common stock, you would have to acquire or sell Northway shares in a privately negotiated transaction, which would require you to identify one or more additional holders of Northway common stock who desire to sell or purchase Northway common stock.

•
If you hold shares of Northway common stock in "street name" through a nominee (such as a broker or a bank), the effect of the Split Transaction on your shares of common stock may be different than for record holders. Northway intends for the split transaction to affect "street name" stockholders the same as those holding shares in a record account, and nominees will be asked to effect the split transaction for their beneficial owners. However, your nominee may or may not effect the Split Transaction on your shares of common stock held in street name. You should contact your nominee to determine how the Split Transaction will affect you.

These numbers and amounts may change as a result of trading activity in our shares between the date hereof and the effective date of the split transaction. See “THE SPLIT TRANSACTION--SPECIAL FACTORS--Overview of the Split Transaction.”

We expect to pay a total of approximately $4,889,000 to stockholders in the reverse stock split and we anticipate that the number of outstanding shares of our common stock will decrease approximately 8.7%, from 1,494,174 shares to approximately 1,363,797 shares as a result of the split transaction. These numbers and amounts may change as a result of trading activity in our shares between the date hereof and the effective date of the split transaction. See “THE SPLIT TRANSACTION--SPECIAL FACTORS--Overview of the Split Transaction.”

Background of the Split Transaction

For a description of the events leading to the approval of the split transaction by our Board and the reasons for its approval, you should refer to “THE SPLIT TRANSACTION--SPECIAL FACTORS--Background of the Split Transaction,” “--Reasons for the Split Transaction”, “--Fairness of the Split Transaction,” and “--Board Recommendation” on pages 10 through 19. As we explain more fully in these sections, our Board considered and rejected various alternative methods of effecting a transaction that would enable us to become a non-SEC reporting company, while remaining an independently-owned, community-based bank.

Reasons for the Split Transaction

The Board’s reasons for the split transaction are set forth on pages 13 to 14. The Board has concluded that the costs of complying with the securities laws outweigh the benefits Northway receives for being an SEC reporting company.

See “THE SPLIT TRANSACTION--SPECIAL FACTORS -- Reasons for the Split Transaction.”

Fairness of the Split Transaction

Based on a careful review of the facts and circumstances relating to the split transaction, our Board believes that the split transaction and the terms and provisions of the split transaction, including the cash to be paid to the non-continuing stockholders, are substantively and procedurally fair to our unaffiliated stockholders, including unaffiliated stockholders that are continuing stockholders and unaffiliated stockholders that are non-continuing stockholders. Our Board unanimously approved the split transaction. See “THE SPLIT TRANSACTION--SPECIAL FACTORS--Fairness of the Split Transaction.”

For a complete discussion of the positive and negative factors considered by the Board, please see pages 16 through 18.

Fairness Opinion of Northeast Capital & Advisory, Inc.

In deciding to approve the split transaction and recommend it to our stockholders, our Board considered the opinion of Northeast Capital & Advisory, Inc. (“Northeast Capital”) that the $37.50 per share consideration proposed to be paid to the non-continuing stockholders, whether affiliated or unaffiliated, is fair from a financial point of view to those stockholders.

The full text of the fairness opinion is attached to this Proxy Statement as Appendix B-1, and you are encouraged to read it carefully. See “THE SPLIT TRANSACTION--SPECIAL FACTORS--Fairness Opinion of Northeast Capital.”

Structure of the Split Transaction

The transaction has been structured as a two-step stock split transaction because the reverse stock split will enable us to reduce the number of our stockholders of record to fewer than 300, while the forward stock split will bring the price per share to a level more typical for a community bank holding company. See “THE SPLIT TRANSACTION--SPECIAL FACTORS--Background of the Split Transaction” beginning on page 10.

If you hold shares of Northway common stock in “street name” through a nominee (such as a broker or a bank), the effect of the Split transaction on your shares of common stock may be different than for record holders. Your nominee may or may not effect the Split transaction on your shares of common stock held in street name. You should contact your nominee to determine how the Split transaction will affect you.

Effects of the Split Transaction

The split transaction is a “going private” transaction for Northway, meaning it will allow us to deregister with the SEC and suspend our reporting obligations under federal securities laws.

For a further description of how the split transaction will affect our stockholders, including the different effects on the affiliated and unaffiliated continuing and non-continuing stockholders, please see “THE SPLIT TRANSACTION--SPECIAL FACTORS--Fairness of the Split Transaction--Substantive Fairness” on pages 16 and 17. For more information on the effects on Northway of the split transaction, see “THE SPLIT TRANSACTION--SPECIAL FACTORS--Effects of the Split Transaction on Northway.”

Interests of Certain Persons in the Split Transaction

You should be aware that the Board and Executive Officers of the Company have interests in the split transaction that may present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the split transaction.

See “THE SPLIT TRANSACTION--SPECIAL FACTORS--Interests of Certain Persons in the Split Transaction.”

Financing of the Split Transaction

We estimate that the total funds required to fund the payment of the split transaction consideration to the non-continuing stockholders and to pay fees and expenses relating to the split transaction will be approximately $5,112,000. This amount may increase as a result of trading activity in our shares between the date hereof and the effective date of the split transaction. Northway has sufficient working capital pay this amount or reasonably anticipated increases in this amount.

Material Federal Income Tax Consequences of the Split Transaction

We believe that the split transaction, if approved and completed, will have the following federal income tax consequences:

•	the split transaction should result in no material federal income tax consequences to us;

•	the continuing stockholders, whether affiliated or unaffiliated, will not recognize any gain or loss or dividend income in connection with the split transaction; and

•
the receipt of cash in the split transaction by the non-continuing stockholders, whether affiliated or unaffiliated, will be taxable to those stockholders, who will generally recognize gain or loss in the split transaction in an amount determined by the difference between the cash they receive and their adjusted tax basis in their common stock surrendered. Any such recognized gain will be treated as capital gain unless, in the case of the particular stockholder, the receipt of the cash is deemed to have the effect of a dividend.

Because determining the tax consequences of the split transaction can be complicated, you should consult your own tax advisor to understand fully how the split transaction will affect you. See “THE SPLIT TRANSACTION--SPECIAL FACTORS--Federal Income Tax Consequences.”

Appraisal Rights

Under New Hampshire law, non-continuing stockholders will have appraisal rights in connection with the split transaction. Although you will not have appraisal rights in connection with the split transaction if you are a continuing stockholder, you may pursue all available remedies under applicable law. See “THE SPLIT TRANSACTION -- SPECIAL FACTORS -- Appraisal Rights.”

Recommendation of the Board

Our Board unanimously recommends that you vote “FOR” the proposed amendments to our articles of incorporation that will effect the split transaction.

Our Board also recommends that you vote "FOR" the director nominees, namely Fletcher W. Adams, Arnold P. Hanson, Jr., John H. Noyes and William J. Woodward.

QUESTIONS AND ANSWERS ABOUT THE

SPLIT TRANSACTION AND THE ANNUAL MEETING

Q:	What is the date, time and place of the Annual Meeting?

A:	The Annual Meeting of our stockholders will be held at 2:00 p.m. on July 31, 2007 at The Town and Country Motor Inn, Route 2, Shelburne, New Hampshire 03581.

Q:	What is the proposed split transaction?

A:	We are proposing that our stockholders approve a reverse 1-for-400 stock split followed immediately by a forward 800-for-1 stock split of our outstanding common stock.

The purpose of the split transaction is to allow us to suspend our SEC-reporting obligations (referred to as “going private”) by reducing the number of our stockholders of record to fewer than 300. This will allow us to terminate our registration under the Securities Exchange Act of 1934, and relieve us of the costs typically associated with the preparation and filing of reports and other documents with the SEC.

Q:	What will I receive in the split transaction?

A:
If you are the registered owner of fewer than 400 shares of our common stock on the date of the reverse stock split, you will receive $37.50 in cash from us for each pre-split share you own. If you are the registered owner of 400 or more shares of our common stock on the date of the reverse stock split, you will not receive any cash payment for your shares in connection with the split transaction and will hold twice as many shares of our common stock following the split transaction as you did before the split transaction.

Q:	Why is 400 shares the cutoff number for determining which stockholders will be cashed out and which stockholders will remain as stockholders of Northway?

A:
The purpose of the split transaction is to reduce the number of our stockholders of record to fewer than 300, which will allow us to de-register as an SEC-reporting company. Our Board selected 400 shares as the “cutoff” number in order to enhance the probability that after the split transaction, if approved, we will have fewer than 300 stockholders of record.

Q:	What if I hold my shares in “street name”?

A:
Northway intends for the split transaction to affect "street name" stockholders the same as those holding shares in a record account, and nominees will be asked to effect the split transaction for their beneficial owners. However, your nominee may choose not to effect the split transaction on your street name shares, and your nominee may have different procedures that you must follow. Stockholders holding shares in street name should contact their nominee to determine how the split transaction will affect them.

Q:	What if I want to remain a stockholder of Northway?

A:
The key date for acquiring additional shares is August 6, 2007. So long as you are able to acquire a sufficient number of shares so that you are the registered owner of 400 or more shares by August 6, 2007, your shares of common stock will not be cashed out by the split transaction. However, you may be unable to purchase enough additional shares because of the limited market in the shares of common stock. In the absence of an active trading market for the common stock, you would have to acquire shares in a privately negotiated transaction, which would require you to identify one or more additional holders of Northway common stock who desire to sell such common stock, which may be difficult.

Q:	What is the recommendation of our Board regarding the proposal?

A:
Our Board has determined that the split transaction is advisable and in the best interests of Northway’s stockholders, including affiliated and unaffiliated stockholders. Our Board has unanimously approved the split transaction and recommends that you vote “FOR” approval of the split transaction at the Annual Meeting.

Q:	When is the split transaction expected to be completed?

A:
If the proposed amendments to our articles of incorporation are approved at the Annual Meeting, we expect the split transaction to be completed as soon as practicable thereafter. We need to file the amendments with the New Hampshire Secretary of State for the split transaction to become effective.

Q:	Who is entitled to vote at the Annual Meeting?

A:
Holders of record of our common stock as of the close of business on June 1, 2007, are entitled to vote at the Annual Meeting. Each of our stockholders is entitled to one vote for each share of our common stock owned at the record date.

Q:	What vote is required for our stockholders to approve the split transaction?

A:
For the amendments to our articles of incorporation to be adopted and the split transaction to be approved, holders of a majority of the outstanding shares entitled to vote at the Annual Meeting must vote “FOR” the split transaction.

Q:	What if the proposed split transaction is not completed?

A:
It is possible that the proposed split transaction will not be completed. The proposed split transaction will not be completed if, for example, the holders of a majority of our common stock do not vote to adopt the proposed amendments to our articles of incorporation and approve the proposed split transaction. Alternatively, even if stockholder approval is received, if the Board determines that it is not in the best interests of Northway’s stockholders to complete the transaction, the Board may decide to abandon it. If the split transaction is not completed, we will continue our current operations, and we will continue to be subject to the reporting requirements of the SEC.

Q:	What happens if I do not return my proxy card?

A:
Because the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date is required to approve the split transaction, unless you vote in person, a failure to return your proxy card will have the same effect as voting against the split transaction proposal.

Q:	What do I need to do now?

A:
After carefully reading and considering the information contained in this Proxy Statement, please vote your shares of common stock as soon as possible. You may vote your shares by returning the enclosed proxy or by voting in person at the Annual Meeting of stockholders. This Proxy Statement includes detailed information on how to cast your vote.

Q:	If my shares are held for me by my broker, will my broker vote those shares for me?

A:
Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker on how to vote your shares using the voting instruction card provided by your broker.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the Annual Meeting by following the procedures outlined in this Proxy Statement.

Q:	Do I need to attend the Annual Meeting in person?

A:	No. You do not have to attend the Annual Meeting to vote your Northway shares.

Q:	Will I have appraisal or dissenters’ rights in connection with the split transaction?

A:
Under New Hampshire law, which governs the split transaction, if you are a non-continuing stockholder you may have the right to demand the appraised value of your shares or any other dissenters’ rights if you vote against the proposed split transaction. If you are a continuing stockholder, or you do not vote against the proposed transaction, you do not have the right to demand the appraised value of your shares. Your rights are described in more detail under “THE SPLIT TRANSACTION--SPECIAL FACTORS--Appraisal Rights and Dissenters’ Rights” at page 29.

Q:	Should I send in my stock certificates now?

A:
No. If you are the registered owner of fewer than 400 shares of common stock on the date the split transaction is completed, our transfer agent will send you written instructions for exchanging your stock certificates for cash. If you are the registered owner of 400 or more shares of our common stock, our transfer agent will send you written instructions for exchanging your existing stock certificates for new stock certificates.

Q:	If I own fewer than 400 shares and cannot locate my stock certificates, what should I do?

A:
If you are entitled to receive cash in the split transaction you will be sent a Letter of Transmittal with instructions for tendering your stock certificates. Those instructions will explain what to do if you cannot find your stock certificates. Generally, you will need to submit a lost share affidavit and a fee for a surety bond in lieu of submitting the lost, misplaced or destroyed stock certificate.

Q:	What are the tax consequences of the split transaction to me?

A:
There will be no tax consequences to you if you are the owner of more than 400 shares of Northway common stock. If you receive cash in the split transaction because you are the registered owner of fewer than 400 shares of Northway common stock, you will generally recognize gain or loss in the split transaction in an amount determined by the difference between the cash you receive and your adjusted tax basis in your shares of common stock surrendered. See “PROPOSAL 1--THE SPLIT TRANSACTION--SPECIAL FACTORS--Federal Income Tax Consequences.”

Q:	Where can I find more information about Northway?

A:
We file periodic reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site maintained by the SEC at http://www.sec.gov. General information about us is available at our Internet site at www.northwaybank.com; the information on our Internet site is not incorporated by reference into this Proxy Statement and does not form a part of this Proxy Statement. For a more detailed description of the information available, please see page 45.

Q:	Who can help answer my questions?

A:
If you have questions about the split transaction after reading this Proxy Statement or need assistance in voting your shares, you should contact Richard P. Orsillo, our Chief Financial Officer, at (603) 752-1171.

ABOUT THE ANNUAL MEETING

Date, Time and Place of Annual Meeting

Our Board is asking for your proxy for use at our Annual Meeting of stockholders to be held at 2:00 p.m. on July 31, 2007 at The Town and Country Motor Inn, Route 2, Shelburne, New Hampshire 03581, and at any adjournments or postponements of that meeting.

Matters to be Considered at the Annual Meeting

The purpose of the Annual Meeting is for you to consider and vote upon:

Proposal 1:
The adoption of an amendment to our articles of incorporation that will result in a reverse stock split in which each 400 shares of our common stock held in the record name of a stockholder at the effective time of the reverse stock split will be converted into one share of common stock. Each record stockholder owning fewer than 400 shares of common stock immediately prior to the reverse stock split will receive a cash payment of $37.50 per share on a pre-split basis.

Proposal 2:
The adoption of an amendment to our articles of incorporation that will result in a forward stock split, in which each share of common stock outstanding after completion of the reverse stock split will be converted into 800 shares of common stock.

Proposal 3:	The election of three Directors to serve until 2010 and one Director to serve until 2009.

Stockholders are also being asked to consider and vote upon any other matters that may properly be submitted to a vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. The Board is not aware of any other business to be conducted at the Annual Meeting.

Record Date; Voting Power

You may vote at the Annual Meeting if you were the record owner of shares of our common stock at the close of business on June 1, 2007, which has been set as the record date. At the close of business on the record date, there were 1,494,174 shares of our common stock, par value of $1.00 per share, outstanding. You are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each share of common stock you held of record at the close of business on the record date.

Quorum

The presence, in person or by proxy, of a majority of our outstanding shares is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of establishing a quorum at the Annual Meeting.

Vote Required for Approval

Approval of the split transaction (Proposal 1 and Proposal 2) requires the affirmative vote of the holders of a majority of all outstanding shares of our common stock entitled to vote at the Annual Meeting, or 747,088 of the 1,494,174 outstanding shares. Because the Executive Officers and Directors of the Company have the power to vote a total of 225,111 shares and because we believe that all of the Executive Officers and Directors will vote in favor of the transaction, this means a total of 521,977 shares held by stockholders who are not Executive Officers or Directors of the Company will be required to vote in favor of the transaction for it to be approved. Because the Executive Officers and Directors hold only approximately 15.1% of the voting power of our outstanding common stock, there is no assurance that the split transaction will be approved. Approval of the amendments and the split transaction do not require the separate vote of a majority of our unaffiliated stockholders, and no separate vote will be conducted. Because broker non-votes and abstentions are not affirmative votes, they will have the effect of a vote against the split transaction.

The election of Directors (Proposal 3) will be determined by a plurality of the votes cast at the Annual Meeting. Plurality means that the individuals who receive the largest number of votes cast are elected up to the maximum number of Directors to be elected at the meeting. Broker non-votes, abstentions and instructions to withhold votes for one or more Directors will result in that nominee receiving fewer votes but will not count as a vote against the nominee.

Voting and Revocation of Proxies

You may vote your shares in person by attending the Annual Meeting, or by mailing us your completed proxy if you are unable or do not wish to attend. If a proxy card is submitted without instructions, the proxies will be voted "FOR" the proposal to approve the split transaction, the Director Nominees, and the proposal to adjourn or postpone the Annual Meeting, if necessary.

You can revoke your proxy at any time before the vote is taken at the Annual Meeting by filing an instrument of revocation with Joseph N. Rozek, Secretary, Northway Financial, Inc., 9 Main Street, Berlin, New Hampshire 03570. Any such person may also revoke a proxy by filing a duly executed proxy bearing a later date, or by appearing at the Annual Meeting in person, notifying the Secretary, and voting by ballot at the Annual Meeting. Any stockholder of record attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Secretary) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

Solicitation of Proxies; Expenses of Solicitation

We are mailing this proxy material to our stockholders on or about June 21, 2007.

The enclosed proxy is solicited on behalf of our Board. We will bear the cost of soliciting proxies from the stockholders, including mailing costs, and will pay all printing costs in connection with this Proxy Statement. Northway has retained The Altman Group, Inc. to help the Board solicit proxies and expects to pay a base fee of $5,000, fees based upon the number of stockholder contacts, plus reasonable out-of-pocket expenses for its help. In addition to the use of the mails, proxies may be solicited by the Directors, officers, and certain employees of the Company, and by personal interviews, telephone and facsimile. Such Directors, officers and employees will not receive additional compensation for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection therewith. Northway may also make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of its common stock. Northway may reimburse such custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

Other Matters to be Considered at Annual Meeting

As of the date of this Proxy Statement, the only business that our Board expects to be presented at the Annual Meeting is that set forth above. If any other matters are properly brought before the Annual Meeting, or any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

THE SPLIT TRANSACTION -- SPECIAL FACTORS

Overview of the Split Transaction

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Northway and is to be used at an Annual Meeting at which our stockholders, among other things, will be asked to consider and vote upon proposals to amend our articles of incorporation. If approved, the amendments will result in a 1-for-400 reverse split of our common stock, followed immediately by an 800-for-1 forward split of our common stock.

If the reverse and forward stock splits are approved as described below, holders of fewer than 400 shares of our common stock prior to the reverse split will no longer be stockholders of Northway. Instead, those stockholders will be entitled only to receive payment of $37.50 per share of common stock held prior to the reverse split. Stockholders holding 400 or more pre-split shares will remain stockholders. We intend, immediately following the split transaction, to terminate the registration of our shares, and our registration and further reporting under the Securities Exchange Act of 1934.

If approved by our stockholders at the Annual Meeting and implemented by our Board, the split transaction will generally affect our stockholders as follows:

STOCKHOLDER POSITION PRIOR TO SPLIT TRANSACTION -------------------------------------------------------------------------------------	EFFECT OF SPLIT TRANSACTION ------------------------------------------------------------------------------------------------------------------------
Stockholders holding in registered name 400 or more shares of common stock	Stockholders will ultimately hold twice as many shares as held pre-split transaction.
Stockholders holding in registered name fewer than 400 shares of common stock	Shares will be converted into $37.50 per share of common stock outstanding immediately prior to the reverse stock split.
Stockholders holding common stock in “street name” through a nominee (such as a bank or broker)
Northway intends for the split transaction to affect stockholders holding common stock through a nominee the same as those holding shares in a record account and nominees will be asked to effect the split transaction for their beneficial owners. However, your nominee may choose not to effect the split transaction on your common stock, and your nominee may have different procedures that you must follow. Stockholders holding shares in street name should contact their nominee to determine how the split transaction will affect them.

 The Board will have the discretion to determine if and when to effect the split transaction, and reserves the right to abandon the transaction even if it is approved by the stockholders. Under applicable New Hampshire law, the Board has a duty to act in the best interest of the corporation. Accordingly, the Board reserves the right to abandon the split transaction after stockholder approval and before the effective time of the split transaction, if for any reason the Board determines that, in the best interest of Northway’s stockholders, it is not advisable to proceed with the split transaction. The Board intends to complete the split transaction if approved by Northway’s stockholders, and the Board is unaware of any circumstance that would cause it to abandon the transaction, other than (i) a significant increase in transaction costs resulting from purchases of shares prior to the effective date of the split apparently made solely for the purpose of receiving the premium to be paid to holders of fewer than 400 shares or (ii) a determination that the approved split will not reduce the number of stockholders of record to fewer than 300.

The split transaction will become effective upon the filing of the necessary amendments to our articles of incorporation with the New Hampshire Secretary of State or a later date specified in that filing. The forms of the amendments to our articles of incorporation are attached to this Proxy Statement as Appendix A-1 and Appendix A-2. Under no circumstances would the Board consummate the reverse stock split and not the forward stock split, for the reasons set forth in “THE SPLIT TRANSACTION--SPECIAL FACTORS--Fairness of the Split Transaction.”

Although there is no date by which the split transaction must occur, we expect that if the stockholders approve and the Board elects to effect the split transaction, the split transaction will be completed as soon as practicable after the Annual Meeting.

Background of the Split Transaction

As an SEC reporting company, we are required to prepare and file with the SEC, among other items, the following:

•	Annual Reports on Form 10-K;

•	Quarterly Reports on Form 10-Q;

•	Proxy Statements and related materials; and

•	Current Reports on Form 8-K.

In addition to the burden on management, the costs associated with these reports and other filing obligations comprise a significant corporate overhead expense. These costs include securities counsel fees, auditor fees, costs of printing and mailing stockholder documents, and EDGAR filing costs. For 2006, the total costs of being a public company were approximately $232,000. These costs have been increasing over the years, and we believe they will continue as a significant expense of the Company, particularly as a result of the additional reporting and disclosure obligations imposed on SEC-reporting companies by the Sarbanes-Oxley Act of 2002 (“SOX”). We estimate that our costs and expenses incurred in connection with being a public company increased from approximately $222,000 in 2005. We are projecting additional increases in such costs in 2007 to approximately $250,000 and to approximately $325,000 in 2008.

Becoming a non-SEC reporting company will allow us to avoid these costs and expenses. In addition, once our SEC reporting obligations are suspended, we will not be subject to the provisions of SOX, and CEO and CFO will not be required to certify the accuracy of our financial statements under SEC rules. However, we will continue to be subject to the rules and regulations imposed by the Board of Governors of the Federal Reserve System (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”) and the New Hampshire Bank Commissioner (“Commissioner”), including those relating to financial reporting.

There can be many advantages to being a public company, including a more active trading market and the enhanced ability to use company stock to raise capital or make acquisitions. However, there is a limited market for our common stock, and we have therefore not been able to effectively take advantage of these benefits. This may be due, in part, to the relatively few number of stockholders owning Northway’s common stock and the fact that our Directors and Executive Officers beneficially own approximately 15.1% of our outstanding shares. In the past twelve months ending March 31, 2007, our common stock was not traded at all on 125 of the trading days. On the days traded during such period, our common stock had an average trading volume of 903 shares. Moreover, our limited trading market makes it difficult for our stockholders to liquidate a large number of shares of our stock without negatively affecting the per share sale price. In contrast, the split transaction will allow our small stockholders to sell their shares at a fixed price that will not decline based upon the number of shares sold, and allow them to do so without incurring typical transaction costs.

Another potential advantage of being a public company is the ability to access capital markets to meet additional capital needs. However, since becoming a public company in 1997, we have had no additional capital needs that required us to access the public markets. We have also not made any additional public offerings of common stock or any other equity or debt securities since our organization in 1997. In addition, we have not used our common stock as consideration for any acquisition since we first became a public company in 1997. Currently, we do not anticipate issuing additional shares of common stock in either public or private transactions. We have, however, accessed additional regulatory capital by issuing trust preferred securities through our business trust affiliates.

For these and other reasons noted below, the Board and management have concluded that the benefits of being an SEC-reporting company are substantially outweighed by the burden on management and the expense related to the SEC reporting obligations.

In September 2005, Northway’s management began a project to enhance stockholder value by increasing its market capitalization and liquidity. Northeast Capital was engaged to address these issues. With Northeast Capital’s help, management considered various strategies, including stock splits/dividends, increasing cash dividends, creating investor interest in Northway by developing a research following, or stock buybacks, among other steps in order to increase market capitalization and liquidity. Reviewing the stockholder profile in early 2006, discussions centered on how the profile had evolved and based on other comparable organizations, how it might evolve. Upon management’s request, on June 21, 2006, Northeast Capital updated the stockholder profile. The analysis identified the top ten, the top twenty-five and the top fifty known stockholders, as well as the smallest known stockholders and their geographic concentration. The June 21, 2006 report also considered several options, including:

•	Maintaining the status quo

•	Remaining public and augmenting the trend toward non-local stockholders

•	Remaining public and focusing on local stockholder growth

•	Going private

•	Pursuing a strategic affiliation

This analysis noted that more than 37% of all of Northway’s stockholders individually held less than 100 shares of Northway. Steps that could be taken to become a private company, including a reverse stock split, stock repurchases or a tender offer were examined. In addition, as a result of discussions held with several known brokerage firms who historically had clients buying or selling shares of Northway, it was determined that most of these firms were no longer active in the stock. In this context, management and Northeast Capital discussed, over several meetings, the benefits of a broad-based trading market for the stock as well as the advantages and disadvantages of going private.

Between June and October 2006, the impact of a reverse stock split was quantified as to costs and benefits. Management also researched the implications that a reverse stock split might have on smaller investors and the extent of those individuals’ relationships with banking products and services at the Company.

In a new report dated October 9, 2006, Northeast Capital reviewed the advantages and disadvantages of going private in further detail. The report analyzed the process that Northway could follow and the various methods a bank holding company could use to go private. The report also included financial analyses that specified the assumptions used and estimated the implications on earnings per share and tangible book value per share.

In December 2006, Northeast Capital provided management with data from 1990 and subsequent years concerning the price changes for 28 publicly-traded New England based banks and thrifts sixty days after a stock split or stock dividend was paid.

On December 18, 2006, Northway’s management, Goodwin Procter LLP (“Goodwin Procter”), Northway’s legal counsel, and Northeast Capital participated in a conference call in which all available options were discussed. After an extensive discussion, Northeast Capital was asked to quantify the cost of going private and to prepare a presentation for the Board in late January 2007.

On January 30, 2007, the Board invited representatives of Northeast Capital and Goodwin Procter to discuss the different available options. Northeast Capital’s presentation included a background of Northway’s stock performance and an overview and evaluation of the advantages and disadvantages of going private. The burdens and costs and potential liabilities associated with filing reports as a public company, including risks associated with the officer certifications required by SOX, were discussed at that meeting. Such potential liabilities make it more difficult to attract and retain Directors and Executive Officers and generally result in higher costs, including increased compensation, director fees, and director and officer liability insurance premiums. The Board focused on the strategic direction of the Company and prospects for growth in our market area. They noted that the Company’s financial performance was below its peers. The Board considered possibilities for growth as a bank holding company, through branch acquisitions within and outside of the Company’s current market area and through offering other products, including attractive deposit products, to existing and potential customers.

A representative of Goodwin Procter, made a presentation of the advantages and disadvantages of going private and available methods of reducing the number of our record stockholders to allow us to suspend SEC reporting requirements, including open market stock repurchases, a tender offer, a cash-out merger or reverse stock split, and a reverse/forward stock split. For a more detailed discussion of the alternative methods of effecting a going-private transaction that were discussed by the Board see “--Reasons for the Split Transaction.” The Board discussed the fact that the Annual Meeting of stockholders, which is normally held in May of each year, would need to be delayed if the split transaction were to be presented to a vote of stockholders at that meeting.

The Board also discussed possible stock split ratios which could be used to reduce the number of Northway’s record stockholders to less than 300, concluding that a 1-for-350 share split made the most sense given Northway’s objectives.

On February 27, 2007, the Board invited representatives of Northeast Capital and Goodwin Procter to meet, and once again considered the option of going private.

At this meeting, the Board discussed the fact that from a management time, cost and liability standpoint, it appeared that it would be in the best interests of Northway and its stockholders to become a private company. The Board resolved to initiate the process of moving forward with a possible going private transaction, including consulting with legal counsel on the specific methods that could be taken to cause the number of Northway stockholders to fall below 300. In addition, the Board authorized management to hire Northeast Capital to render a fairness opinion and to continue to refine the analysis of the cost of remaining public compared to going private, and assist legal counsel in drafting a Proxy Statement.

On March 27, 2007, management reviewed Northeast Capital’s analysis of Northway’s stockholder list, using data as of March 26, 2007, and determined that a split ratio of 1-for-400 more optimally balanced the Board’s goals of reducing the number of stockholders to a level sufficiently below the 300 stockholder threshold at which time reporting obligations would be suspended, while minimizing the number of stockholders who would be cashed out.

At a regular Board meeting on April 9, 2007, a representative of Goodwin Procter reviewed with the Board a summary of the draft Proxy Statement for the Annual Meeting, the steps that would need to be taken to effect a reverse/forward stock split as recommended by management, and the Schedule 13E-3 that needs to be filed with the SEC for the split transaction. Following the legal presentation, a representative of Northeast Capital presented the March 27, 2007 analysis and the fairness opinion. He discussed with the Board Northeast Capital’s valuation analysis with respect to the common stock. He presented the Board with information regarding (i) a review of the market performance of the bank equity market, (ii) trading history, including volume and prices, of the common stock, (iii) a review of historical pricing and performance of companies comparable to Northway, (iv) premiums paid with respect to similar transactions, and (v) a dividend discount analysis. He stated that the current trading price of Northway shares as a percentage of tangible book value was below its peers, but as a multiple of earnings was above the median value of its peers. The Board discussed the pros and cons of paying a premium above the current trading price. In determining the premium to be paid to non-continuing stockholders, the Board particularly focused on the fact that the split transaction would not be a voluntary transaction for Northway stockholders. After presenting the relevant financial information, Northeast Capital advised the Board that, in its opinion, a price between $36.88 and $39.80 would be a reasonable range of the fair value of Northway’s common stock to be paid to those stockholders being cashed out, from a financial point of view. The fairness opinion also included a discussion of the assumptions made by Northeast Capital in preparing the opinion. See “-- fairness opinion.”

After reviewing the fairness opinion of Northeast Capital and considering the review by Goodwin Procter and following lengthy discussion, the Board unanimously approved the split transaction by means of a 1-for-400 reverse stock split followed by an 800-for-1 forward stock split, pursuant to which stockholders owning fewer than 400 shares would receive $37.50 in cash for their pre-split shares of our common stock. Following the Board’s determination of the $37.50 per share price, Northeast Capital delivered its oral opinion that the $37.50 per share cash consideration to be paid to stockholders holding fewer than 400 shares of our common stock prior to the reverse stock split was fair from a financial point of view to our non-continuing stockholders who will be cashed out in the transaction.

Reasons for the Split Transaction

Northway is undertaking the split transaction at this time to end its SEC reporting obligations, which will enable us to save the Company and our stockholders the substantial costs associated with being a reporting company. The specific factors considered in electing at this time to undertake the split transaction and become a non-SEC reporting company are as follows:

•	By reducing the share base by approximately 130,377 shares, basic earnings per share will increase.

•
Based on 2006 data, we estimate that we will eliminate costs of approximately $232,000 on an annual basis by eliminating the requirement to make periodic reports and reducing the expenses of stockholder communications. These expenses include:

Legal expense	$ 90,000
Staff expense	50,000
Auditing and accounting expense	40,500
NASDAQ listing expense	24,500
Transfer agent expense	10,000
Printing expense	8,500
EDGAR expense	6,000
Press release expense	2,500
$232,000

•
Under Section 404 of SOX, starting in the 2007 fiscal year, the Company would be required to include a report of management on the Company’s internal control over financial reporting. Additionally, in 2008, an attestation report of the Company’s independent auditors on management’s assessment of the Company’s internal control over financial reporting will be required. The incremental cost of such compliance is estimated to be $10,000 in 2007 and $85,000 in 2008. These costs will be avoided if the stockholders approve the reverse/forward stock split described in the accompanying Proxy Statement.

•
We believe that, as a result of the recent disclosure and procedural requirements resulting from SOX, the legal, accounting and administrative expense, and diversion of our Board, management and staff effort necessary to continue as an SEC-reporting company will remain significant, particularly in view of the requirements of Section 404, without a commensurate benefit to our stockholders. We expect to continue to provide our stockholders with company financial information by disseminating our annual reports, but we anticipate that the costs associated with these reports will be substantially less than those we incur currently.

•
In the Board’s judgment, little justification exists for the continuing direct and indirect costs of registration with the SEC, which costs have recently increased as a result of SOX, given the low trading volume in our common stock and that our earnings are sufficient to support growth and we therefore do not depend on raising capital in the public market, and do not expect to do so in the near future. If it becomes necessary to raise additional capital, we believe that there are adequate sources of additional capital available, whether through borrowing or through private or institutional sales of equity or debt securities, although we recognize that there can be no assurance that we will be able to raise additional capital if required, or that the cost of any required additional capital will be attractive.

•
The expense of administering accounts of small stockholders is disproportionate to their ownership in Northway. As of the record date, approximately 815 of our 1,087 stockholders of record beneficially own fewer than 400 shares of our common stock. These stockholders owned less than 6.5% of our shares of common stock on the record date. A disproportionate amount of our administrative expenses relating to stockholder accounts and reporting requirements is attributable to those stockholders.

•
The split transaction allows non-continuing stockholders to receive fair value and cash for their shares, in a simple and cost-effective manner, particularly given the possible ineffectiveness and inefficiencies of a tender offer, an open market share repurchase or a cash-out merger. Stockholders owning fewer than 400 shares may find it uneconomical to dispose of those shares due to minimum brokerage commissions which are often charged.

•
The split transaction will allow the non-continuing stockholders to realize what our Board has determined to be fair value for their Northway common stock, without incurring brokerage commissions. In addition to the fairness opinion of Northeast Capital, the Board considered the following specific factors in reaching its conclusion that the price to be paid in the reverse stock split to certain unaffiliated stockholders in lieu of fractional shares is fair to such stockholders. Individual Directors may have given differing weights to different factors. Due to the relative illiquidity of the common stock, the Board as a whole generally placed more emphasis on the fairness opinion than on the stock prices as quoted on NASDAQ, and the Board ultimately relied on the findings of Northeast Capital in determining that the $37.50 price per share is fair to unaffiliated stockholders.

Current and Historical Market Prices of Northway’s Common Stock

Although the common stock is quoted on NASDAQ, there is a limited trading market for the common stock. The high and low closing sale prices for the common stock from January 1, 2005 to December 31, 2006, ranged from a high of $38.05 on April 7, 2006, to a low of $28.93 per share on April 20, 2005. The closing sale price of the common stock on April 12, 2007, which was the last trading day on which the common stock was traded before announcement of the proposed reverse stock split on April 13, 2007, was $30.11 per share.

Premium Over Market Price

In order to increase the value of the transaction to those unaffiliated stockholders who hold fewer than 400 shares pre-split and thus will be cashed out in the reverse stock split, the Board decided to add a premium over current market price in determining the price to be paid for fractional shares. The $37.50 price to be paid for fractional shares includes a premium of $7.39 per share (24.5%) over the last closing trading price of $30.11 prior to the announcement of the split transaction on April 13, 2007, and a premium of $5.85 per share (18.50%) over the average closing trading price of $31.65 for the thirty calendar days prior to April 13, 2007.

Net Book Value

As of March 31, 2007, the book value per share of common stock was $35.38, and the $37.50 per share price represents 106% of that book value.

Going Concern Value

The Board concluded that going concern value, in the context of a reverse/forward stock split, should not be given much weight, as stockholders cashed out in the transaction can avoid its effects by purchasing a sufficient amount of stock to survive the reverse stock split or by simply using the payment received in the reverse stock split to purchase shares of Northway common stock after the transaction is effective. If the cashed-out stockholders are awarded the value of Northway as a going concern, they, rather than Northway and its continuing stockholders, would receive a windfall. The cashed-out stockholders could capture the full proportionate value of the fractional interest, return to the market and buy new stock at the market price, and realize the going concern value a second time should Northway ever merge or otherwise become subject to a change of control transaction.

Liquidation Value

The Board did not consider the liquidation value of the Company when selecting the purchase price. A liquidation analysis is not believed to be a relevant factor because the liquidation of a bank or discontinuance of a bank’s operations is not considered to be a viable alternative. Historically, banks have generally only been liquidated in the event of insolvency or receivership. Neither Northway’s management nor the Board has any intention of liquidating the Bank.

Stock Repurchases

In reaching its determination as to fairness of the $37.50 per share price, the Board considered the purchase prices paid by the Northway in previous purchases pursuant to its stock repurchase programs. See “Common Stock Purchase Information.” In the past two years, those prices ranged from $32.50 to $35.80 per share. The Board did not consider these prices to be a material factor in their consideration of the fairness of the split transaction, because these purchase prices generally approximated the then-market value of our common stock. As discussed above, given the relatively low number of trades in our common stock, we feel that market price is not necessarily the most applicable measure of our common stock’s fair value.

We considered that some stockholders may prefer to continue as stockholders of Northway as an SEC-reporting company, which is a factor weighing against the split transaction. However, we believe that the disadvantages of remaining a public company subject to the registration and reporting requirements of the SEC outweigh the advantages. We have no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using stock as the consideration for such acquisition. Accordingly, we are not likely to make use of advantages that our status as an SEC-reporting company may offer.

In view of the wide variety of factors considered in connection with its evaluation of the split transaction, our Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its determinations.

We considered various alternative transactions to accomplish the proposed transaction, but ultimately elected to proceed with the split transaction. The following were the alternative transactions considered, but rejected:

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Tender Offer to Stockholders. The Board determined that it would require more funds to effect a tender offer. In addition, there might not be a sufficient number of record stockholders tendering their shares to reduce the number of stockholders of record below 300.

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Open Market Stock Repurchase. The Board considered announcing a new or expanded stock buy-back plan and purchasing shares on the open market. Although the expenses associated with such a transaction would be low, it might not result in the desired reduction of stockholders of record. The Board determined that an open market stock repurchase might not achieve the record stockholder reduction objective.

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Cash-Out Merger. The Board considered a cash-out merger of Northway into a newly-formed corporation, with the conversion of the outstanding shares occurring in the same general manner and ratios as in the split transaction. This type of merger would have the same net effect on our stockholders as the split transaction. However, the Board determined that a cash-out merger was not a preferable option because it did not offer any advantages over the split transaction, but would have required the formation of a new corporation, more documentation than the split transaction, including a plan of the merger, regulatory approval and likely increased costs.

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Business Combination. Although during the last 12 months, the Board considered possible affiliations with other financial institutions, it concluded that Northway’s stockholders would be better served if Northway achieved the cost savings attributable to going private and focused on business strategies to enhance stockholder value as an independent customer-oriented and community-based financial institution.

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Maintaining the Status Quo. The Board considered maintaining the status quo. In that case, we would continue to incur the significant expenses, as outlined above, of being an SEC-reporting company without the expected commensurate benefits. Thus, the Board considered maintaining the status quo not to be in our best interests or the best interests of our stockholders and rejected this alternative.

Fairness of the Split Transaction

Based on a careful review of the facts and circumstances relating to the split transaction, the Board believes that the split transaction and the terms and provisions of the split transaction, including the cash to be paid to non-continuing stockholders, are substantively and procedurally fair to our affiliated and unaffiliated stockholders. Accordingly, the Board unanimously approved the split transaction.

Substantive Fairness

In concluding that the terms and conditions of the split transaction, including the cash to be paid to the non-continuing stockholders, are substantively fair to our unaffiliated stockholders, the Board considered a number of factors.

The factors that the Board considered positive for all unaffiliated stockholders, including both those that are continuing and non-continuing stockholders, included the following:

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our smaller stockholders who prefer to remain as stockholders of Northway, despite the Board’s recommendation, may elect to do so by acquiring sufficient shares so that they hold at least 400 shares of common stock in their own names immediately prior to the split transaction; and

•	stockholders receive limited benefit from our being an SEC-reporting company because of our size and the limited trading of our common stock.

In addition to the positive factors applicable to all of our stockholders set forth above, the factors that the Board considered beneficial for the unaffiliated stockholders that are non-continuing stockholders included:

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the cash price of $37.50 represents a 7.2% premium over the book value of our common stock as of December 31, 2006, and a 19.5% premium over the ten-day average of the market prices of our common stock on April 12, 2007, the day before the split transaction was announced, and represents 17.4 times earnings for 2006;

•	the factors relating to the fairness of the $37.50 per share price set forth on pages 19 through 25 hereof;

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our common stock trades infrequently, not trading at all on 125 trading days during the twelve months ended March 31, 2007, and with an average trading volume on the trading days during that period of only 903 shares, a volume that the Board determined did not provide our stockholders with sufficient opportunity to readily obtain cash for a significant number of shares;

•	the cash to be paid to non-continuing stockholders in the split transaction will provide certainty of value to those stockholders and immediate liquidity for them; and

•	no brokerage or other transaction costs are to be incurred by them in connection with the transfer of their shares to Northway.

•	The factors that the Board considered positive for the affiliated and unaffiliated stockholders that are continuing stockholders included:

•	they will continue to have the opportunity to participate in our future growth and earnings;

•	they will realize the potential benefits of termination of registration of our common stock, including reduced expenses as a result of no longer needing to comply with SEC reporting requirements; and

•
the fact that we anticipate that our shares will continue to be traded on the OTC Bulletin Board (“OTCBB”) or in the pink sheets electronic quotation system after the split transaction, which will provide opportunities for continuing stockholders to trade their shares in the future.

The Board also considered the per-share purchase price to be fair from the perspective of continuing stockholders, as it was based on a price that willing buyers and sellers pay for the shares on the market (adjusted to reflect the involuntary nature of the stock split transaction and other factors described below), and that the purchase of shares in the split transaction at this price to be a good use of Northway’s excess capital at this time.

The Board is aware of, and has considered, the impact of certain potentially countervailing factors on the substantive fairness of the split transaction to the unaffiliated non-continuing stockholders, including that:

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they will be required to surrender their shares involuntarily in exchange for the cash-out price determined by the Board without the opportunity to liquidate their shares at a time and for a price of their choosing;

•	they will not have the opportunity to participate in any of our future growth, earnings and dividends; and

•	they will be required to pay income tax on the receipt of cash in the split transaction.

The factors that the Board considered as potentially negative for the affiliated and unaffiliated stockholders that are continuing stockholders included:

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they will have reduced access to our financial information once we are no longer an SEC-reporting company, including forms filed by our Directors and Executive Officers reporting changes in their beneficial ownership, although we do intend to continue to provide the continuing stockholders with our annual reports, and Northway and the Bank will continue to be subject to the filing requirements of the FRB, the FDIC and the Commissioner;

•	the fact that future business partners might require more information from us before entering into a business relationship due to the lack of publicly available information about us;

•	the fact that we may have a lower public profile in our community, which may be a negative factor with some of our customers;

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the fact that continuing stockholders will lose certain protections currently provided under the Securities Exchange Act of 1934, such as limitations on short-swing transactions by Executive Officers and Directors under Section 16 of that Act;

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the liquidity of our shares of common stock held by continuing stockholders may be further reduced by the termination of the registration of the common stock under the Securities Exchange Act of 1934 and the delisting of the common stock from the NASDAQ market. Future trading in our shares after we go private, if it occurs, will only occur in the OTCBB, the pink sheets electronic quotation system or in privately negotiated sales;

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Northway expects to pay approximately $5,112,000 (including expenses) to effect the split transaction. This amount may change as a result of trading activity in our shares between the date hereof and the effective date of the split transaction. Northway anticipates that the book value per share of common stock as of December 31, 2006, will be reduced from $34.97 per share on a historical basis to $34.75 per share on a pro forma basis, which represents a (0.6)% change in the book value per share of our common stock as a result of the split transaction; and

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net income for the year ended December 31, 2006 would decrease from $3,215,000 ($2.15 basic earnings per common share) on a historical basis to approximately $3,073,000 ($2.26 basic earnings per common share) on a pro forma basis as a result of the split transaction. The increase in basic earnings per common share is the result of the reduction in the number of shares outstanding.

The Board believes that these potentially countervailing factors did not, individually or in the aggregate, outweigh the overall substantive fairness of the split transaction to our affiliated and unaffiliated stockholders, whether they be continuing or non-continuing stockholders and that the foregoing factors are outweighed by the positive factors previously described.

Procedural Fairness

We believe that the split transaction is procedurally fair to our unaffiliated stockholders, including those that are continuing stockholders and those that are non-continuing stockholders. The factors that our Board considered positive for all stockholders, including both continuing and non-continuing stockholders, included the following:

•	the split transaction is being effected in accordance with all applicable requirements of New Hampshire law;

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the Board obtained a fairness opinion from an independent third party concerning the price to be paid to cash out stockholders, and the Board imposed no limitations upon Northeast Capital with respect to the investigation made or procedures followed in rendering its fairness opinion;

•	the Board retained and received advice from legal counsel in evaluating the terms of the split transaction;

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management and the Board considered alternative methods of effecting a transaction that would result in our becoming a non-SEC reporting company, each of which was determined to be impractical, more expensive than the split transaction, or potentially ineffective in achieving the goals of providing cash and value to the non-continuing stockholders as soon as possible and eliminating the costs and burdens of public company status;

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stockholders will have the opportunity to determine whether or not they will remain stockholders after the split transaction by acquiring sufficient shares so that they hold at least 400 shares immediately prior to the split transaction or selling sufficient shares so that they hold fewer than 400 shares immediately prior to the split transaction, so long as they act sufficiently in advance of the split transaction so that the sale or purchase is reflected in our stockholder records by the close of business (local time) on the effective date of the split transaction;

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Northway has sufficient cash resources to undertake the necessary actions to finance the split transaction, with total expenditures estimated at $5,112,000, and therefore the split transaction should not materially affect our financial condition and results of operations; and

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Appraisal or dissenters’ rights may be available under the New Hampshire Business Corporation Act, selected provisions of which are attached as Appendix D, to non-continuing stockholders who dissent from the split transaction. Continuing stockholder and non-continuing stockholders who do not vote against the proposed transaction do not have the right to demand the appraised value of their shares.

The Board is aware of, and has considered, the impact of the following potentially countervailing factors, which affect both continuing and non-continuing stockholders to the same degree, on the procedural fairness of the split transaction:

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the transaction is not structured to require approval of at least a majority of stockholders being cashed out in the split transaction; however, we determined that any such voting requirement would improperly usurp the power of the holders of a majority of our outstanding shares to consider and approve the proposed amendments as provided in our articles of incorporation and under New Hampshire law;

•	we did not receive a valuation of our common stock by an independent appraiser.

The Board believes that the foregoing potentially countervailing factors did not, individually or in the aggregate, outweigh the overall procedural fairness of the split transaction to our unaffiliated stockholders, whether they are continuing or non-continuing stockholders, and the foregoing factors are outweighed by the procedural safeguards previously described.

In addition, with respect to the determination not to seek a valuation, the Board felt that the fairness opinion to be given by Northeast Capital provided sufficient procedural safeguards with respect to the cash to be paid to the non-continuing stockholders, and determined that it would be unnecessary to incur the additional cost associated with obtaining a valuation.

We therefore believe that the split transaction is substantively and procedurally fair to our affiliated and unaffiliated stockholders, including those that are continuing stockholders and those that are non-continuing stockholders, for the reasons and factors described above. In reaching this determination, we have not assigned specific weights to particular factors, and we considered all factors as a whole.

We have not made any provision in connection with the split transaction to grant unaffiliated stockholders access to our corporate files or to obtain counsel or appraisal services at our expense. With respect to unaffiliated stockholders’ access to our corporate files, the Board determined that this Proxy Statement, together with our other filings with the SEC, provide adequate information for unaffiliated stockholders. With respect to obtaining counsel or appraisal services solely for unaffiliated stockholders at our expense, the Board did not consider these actions necessary or customary. The Board also considered the fact that under New Hampshire corporate law, subject to certain conditions set forth under New Hampshire law, stockholders have the right to review our relevant books and records of account.

Effects of the Split Transaction on Affiliates

The split transaction will impact both affiliated and non-affiliated stockholders of Northway. As used in this Proxy Statement, the term “affiliated stockholder” means any stockholder who is a Director or Executive Officer of the Company, and the term “unaffiliated stockholder” means any stockholder other than an affiliated stockholder. Some affiliates of the Company are believed to own fewer than 400 shares of company common stock, so some affiliated stockholders are likely to be cashed out. We expect that our Executive Officers and Directors will beneficially own approximately 503,556 shares, or 18.5%, as a group immediately after the split transaction. For more information regarding the beneficial ownership of Directors and Executive Officers of the company, see “ELECTION OF DIRECTORS OF NORTHWAY--Voting Securities and Principal Holders Thereof.”

Other potential effects of the split transaction, which are unique to the affiliated stockholders include the following:

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Reduced Reporting Requirements for Officers and Directors. The Directors and Executive Officers will no longer be subject to the reporting and short-swing profit provisions under the Securities Exchange Act of 1934 with respect to changes in their beneficial ownership of our common stock.

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Share Ownership. If the split transaction occurs, we expect that the percentage of beneficial ownership of common stock of Northway held by Executive Officers and Directors of the Company as a group will increase from 15.1% to 18.5%, resulting in greater voting power for affiliated stockholders and less for non-affiliated stockholders.

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Net Book Value. The aggregate net book value of Northway, as of December 31, 2006, with respect to the Directors’ and Executive Officers’ relative ownership is expected to increase $842,000 from $7,875,000 to $8,717,000, or an increase of approximately 10.7%.

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Net Income. The Directors’ and Executive Officers’ interest in the net income of Northway for 2006 would increase from $485,465 on a historical basis to approximately $568,520 on a pro forma basis as a result of the split transaction, an increase of approximately 17.1%.

Determination of Fairness of Split Transaction by Affiliates.

Fletcher W. Adams, Frederick C. Anderson, Stephen G. Boucher, Arnold P. Hanson, Jr., Barry J. Kelley, Randall G. Labnon, John H. Noyes, Brien L. Ward, William J. Woodward, Richard T. Brunelle, John A. Gobel, Ronald P. Goudreau, Richard P. Orsillo, Jeffrey D. Smith, and John H. Stratton, Jr. are considered “affiliates” of the Company due to their positions in senior management and/or on the Board. The affiliates who are not Board members reviewed the same information regarding the split transaction that the Board reviewed and considered the same factors as the Board. Each of these affiliates adopts the analysis of the Board which is discussed in this Proxy Statement and has separately determined that the split transaction is fair to affiliated and unaffiliated stockholders.

Board Recommendation

The Board believes the terms of the split transaction are fair and in the best interests of our unaffiliated and affiliated stockholders and unanimously recommends that you vote “FOR” the adoption of the amendments to our articles of incorporation that will allow us to effect the split transaction.

Fairness Opinion of Northeast Capital

Overview

The Board retained Northeast Capital to act as its financial advisor in connection with the split transaction, which is designed to enable Northway to terminate the registration of its common shares under Section 12(g) of the Securities Exchange Act. On January 30, 2007, Northeast Capital delivered to the Board a report regarding its initial evaluation of and analysis concerning Northway’s common stock. Northeast Capital then delivered its written opinion dated April 9, 2007 to the Board that as of such date, the price to be paid to non-continuing stockholders was fair, from a financial point of view, to those stockholders of Northway. Northeast Capital also delivered a letter, dated [ ,2007], which updated the April 9, 2007 opinion. Northway paid Northeast Capital a fee of $45,000 for the delivery of the fairness opinion with respect to the split transaction.

In connection with providing its fairness opinion and other services rendered in connection with the split transaction, Northeast Capital received no specific instructions from the Board other than to provide the Board with an opinion stating whether or not the price would be fair to non-continuing stockholders from a financial point of view. No limitation was imposed on Northeast Capital with respect to the scope of Northeast Capital’s investigation in rendering its services.

The full text of Northeast Capital’s fairness opinion dated April 9, 2007, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Northeast Capital, is attached to this Proxy Statement as Appendix B-1. A copy of Northeast Capital’s fairness opinion update letter dated [ ,2007] is attached as Appendix B-2. You are urged to read the attached Northeast Capital fairness opinion in its entirety. The fairness opinion is addressed to the Board and is directed only to the price offered to non-continuing stockholders as a result of the split transaction. The fairness opinion does not address Northway’s underlying business decision to effect the proposed split transaction, nor does it constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the proposed split transaction at the July 31, 2007 Annual Meeting or as to any other matter. The fairness opinion was among many factors taken into consideration by the Board in making its determination of the price. The fairness opinion does not address the relative merits of the split transaction as compared to any alternative business strategies that might exist for Northway or the effect of any other strategy in which Northway might engage. The summary of the fairness opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the document.

Background of Northeast Capital

The Board selected Northeast Capital as its financial advisor because it is a recognized financial institution investment banking firm that has substantial experience in the financial institutions industry. As part of its business, Northeast Capital is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, private placements and valuation for corporate and other purposes, particularly those of financial institutions and financial institution holding companies.

Northway has agreed to pay Northeast Capital a fee as compensation for financial advisory services rendered in connection with the split transaction, including a fee that was not contingent on receipt of the fairness opinion. In addition, Northway has agreed to reimburse Northeast Capital for all reasonable expenses, incurred by it on Northway’s behalf, and to indemnify Northeast Capital against certain liabilities, including those which may arise under the federal securities laws. No material relationship has existed within the last two years between Northway, Northeast Capital or any of their respective affiliates.

Factors Considered

Prior to rendering the fairness opinion, Northeast Capital reviewed and analyzed, among other things, (i) the draft of the Proxy Statement describing the split transaction, which we assume will correspond in all material respects to the final documents to be mailed to all stockholders, (ii) Northway’s annual report to stockholders and financial statements as filed on Form 10-K as amended for each of the three years ended December 31, 2004, 2005 and 2006, (iii) Northway’s quarterly reports and financial statements as filed on Form 10-Q for the three-, six-, and nine-month periods ending March 31, June 30, and September 30, 2006, respectively, (iv) certain information regarding the historical record of reported prices, trading activity and dividend payments of Northway’s common stock, (v) certain reported financial terms of selected recent going private transactions which Northeast Capital believed to be relevant, (vi) publicly available business financial information regarding Northway, (vii) certain forecasts and supporting information prepared by the Company’s management with respect to the split transaction, (viii) discussions with Northway’s management regarding the reasons and basis for the split transaction and management’s opinion of future business prospects for Northway, including financial forecasts and projections of the Company prepared by management, and (ix) other studies, analyses and investigations, particularly of the banking industry, and such other information as Northeast Capital deemed appropriate. Northeast Capital also analyzed the impact of the split transaction on Northway and continuing stockholders. Northeast Capital did not obtain, make or receive any independent appraisal or evaluations with respect to Northway’s assets or liabilities. It also did not make or receive any analyses or evaluations of the rights of stockholders, creditors or others holding any claims or rights against Northway.

Summary of Financial Analyses

In connection with rendering the fairness opinion to the Board, Northeast Capital performed a variety of financial and comparative methodologies, which are summarized briefly below. No company used in any analysis as a comparison is identical to Northway and they all differ in various ways. As a result, Northeast Capital applied its experience and professional judgment in making such analyses. Accordingly, an analysis of the results is not purely mathematical; rather, it involves complex considerations and judgments concerning differences in financial characteristics, performance characteristics and trading value of the comparable companies to which Northway is being compared. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. In arriving at the fairness opinion, Northeast Capital considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Northeast Capital believes that the summary provided and the analyses described below must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Northeast Capital may have given various analyses or factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, therefore the range of valuations resulting from any particular analysis described below should not be taken to be Northeast Capital’s view of the actual value of Northway.

The fairness opinion dated April 9, 2007, as well as the updated fairness opinion letter dated [ , 2007], provided by Northeast Capital to the Board were necessarily based upon economic, monetary, financial market and other relevant conditions as of the date of the fairness opinion in question. Accordingly, the fairness opinion states that although subsequent developments may affect the fairness opinion, Northeast Capital does not have any obligation to further update, revise or reaffirm its fairness opinion.

In performing its analyses, with the consent of the Board, Northeast Capital assumed and relied upon the accuracy and completeness of the financial information and other pertinent information provided by the Company to Northeast Capital for purposes of rendering its fairness opinion. Northeast Capital did not assume any obligation to independently verify any of the information provided, including without limitation information from published sources, as being complete and accurate in all material aspects. With regard to the financial forecasts prepared by the Company’s management, as well as projections of cost savings, Northeast Capital assumed that this information reflected the best available estimates and judgments of the Company as to the future performance and that the projections provided a reasonable basis upon which Northeast Capital could formulate its fairness opinion. The Company does not normally publicly disclose its internal management projections of the type utilized by Northeast Capital in connection with Northeast Capital’s role as a financial advisor to Northway. Actual results could vary significantly from those set forth in the respective projections. The projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions facing the Company.

In providing its opinion, Northeast Capital assumed and relied upon, without independent verification, the accuracy and completeness of all accounting, legal, tax and other information provided to them by the Company, as well as all of the materials made available to Northeast Capital by Northway and other public sources. Northeast Capital assumed that no material change in the Company’s assets, financial conditions, results of operations, business or prospects had occurred since the most recent financial statements made available to Northeast Capital.

With the Company’s consent, Northeast Capital does not purport to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect to loan portfolios and, accordingly, assumes that those allowances by the Company are adequate to cover such losses. In addition, Northeast Capital has not reviewed, and does not assume responsibility for, any individual credit files and did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of the Company, nor was Northeast Capital provided with those types of appraisals.

Northeast Capital’s analyses included (i) recent trading activity of Northway, (ii) a comparison of certain market multiples between Northway and similar publicly traded companies, (iii) an analysis of selected premiums paid with respect to similar transactions, and (iv) a dividend discount analysis. Northeast Capital, after completing and analyzing each separate item, presented a range of fair values of the shares to be cashed out in the split transaction. Northeast Capital presented a report of these analyses to the Board at its April 9, 2007 meeting.

Historical Performance of the Bank Equity Market

Northeast Capital first considered the performance of the market for bank equity over the three year period ended February 28, 2007. Northeast Capital compared the market performances of the Standard and Poor’s 500 Index, the NASDAQ Bank Index and the S&P Banking Index. During this period, Northway’s common stock had declined 12.93%, while the S&P 500 Index, the NASDAQ Bank Index and the S&P Banking Index had increased 21.70%, 11.18% and 11.52%, respectively.

Historical Trading Price and Volume

Northeast Capital then reviewed the trading volume and closing prices of Northway’s common stock on each day during the twelve months prior to February 28, 2007 on which a trade had been reported. In analyzing this trading history, Northeast Capital calculated the weighted average price per share to be $34.70, $33.19 and $33.15 for the prior twelve months, six months and three months, respectively, ending February 28, 2007. The 52-week high and low intraday prices were $39.00 and $31.01 per share, respectively. Northeast Capital noted that during the same twelve-month period, Northway’s common stock was traded only 119 of the possible 251 days for trading. The average daily volume of Northway stock trading was 430, 439 and 508 shares during the twelve month, six month and three month period ending February 28, 2007. The total number of shares traded during the twelve month period was 107,900, with a total of 800, 2,400 and 5,600 shares traded in the last 5, 10 and 20 days the market was open prior to February 28, 2007, respectively. Northway’s stock closed at $32.71 on March 23, 2007. Applying a 12.75% transaction premium (to account for the involuntary nature of the transaction) results in an adjusted fair value per share of $36.88 (See “Transaction Premium Analysis” section).

Transaction Premium Analysis

As noted above, with a reverse stock split or cash-out merger in a going private transaction, a premium adjustment is applied to the stand-alone per share valuation because of the involuntary nature of the transaction.

To quantify a fair market premium of Northway’s non-continuing stockholders, Northeast Capital reviewed going private transactions in the financial services industry to determine what premium, if any, has been paid in other transactions deemed similar. In its analysis, Northeast Capital selected thirteen transactions deemed comparable during the past two years, which were engaged to ultimately deregister that company’s common stock from Securities and Exchange Act of 1934 reporting requirements. The thirteen selected transactions included only reverse stock splits and cash out mergers conducted by bank or thrift institutions or their holding companies. Northeast Capital relied on the reported repurchase price paid by these companies in connection with the comparable transactions and compared that price to the most recently reported trading price before announcement of the transaction for the same shares to determine the median premium paid. In addition, Northeast Capital compared the repurchase price to the closing price on the day the fairness opinion was rendered. By observing premiums paid in other transactions of publicly traded banks, Northeast Capital was able to estimate a range of premiums comparable for the repurchase price. The results were as follows:

	Premium Over Market Value
	At Announcement[1]	On Day of Fairness Opinion[2]
Maximum	30.50%	28.50%
Median	13.21%	12.41%
Minimum	2.42%	1.85%
Average	14.07%	12.37%

1 - Based on closing trading price on the day prior to announcement of such transaction.
2 - Based on closing trading price on the day of the fairness opinion.

Based on the data presented above, Northeast Capital applied a 12.75% premium to Northway’s stand-alone valuation derived from the comparable public companies, recent trading activity and the dividend discount analysis to derive a range of fair values per share for the proposed transaction.

Comparable Company Analysis

In order to establish a range of fair values for Northway’s common stock, Northeast Capital identified a specific peer group of sixteen companies deemed relevant and looked at historical pricing and other ratios to consider Northway’s common stock value. Although these sixteen companies do not exactly match all of the unique financial characteristics of Northway, the group as a whole better reflects certain material financial characteristics of Northway as compared to broad national peer groups. In order to derive the peer group, Northeast Capital selected publicly traded banks and thrifts, excluding mutual holding companies, in New England or New York, excluding New York City, with assets between $350,000,000 and $950,000,000. Northeast Capital then removed companies which (i) had a negative return on average assets, (ii) were not listed on NASDAQ, NYSE or AMEX, (iii) did not have available pricing ratios for consideration, (iv) were announced as merger targets, (v) were recently converted from mutual ownership to stock ownership, and (vi) were publicly traded less than two years. Northeast Capital analyzed pricing multiples and financial ratios with respect to the selected peer group (i.e. tangible book value and reported earnings for the last twelve months) and calculated the first quartile and the median of such pricing ratios. Shown below is a comparison of the overall performance of Northway to that of the peer group using selected balance sheet and financial measures:

	ROAA (%)	ROAE (%)	Efficiency Ratio (%)	Net Loan Growth (5 Year CAGR) (%)	Deposit Growth (5 Year CAGR) (%)	NPAs to Total Assets (%)	Tg. Equity to Tg. Assets (%)
Minimum	0.15	1.41	88.82	-7.33	-1.58	0.88	5.53
1st Quartile	0.60	7.21	75.59	4.08	3.63	0.41	7.00
Median	0.86	9.82	70.15	8.70	6.46	0.14	8.07
3rd Quartile	0.94	11.97	65.57	11.80	8.08	0.05	10.53
Maximum	1.77	15.91	53.91	21.84	17.99	0.00	12.41

Northway	0.51	6.24	85.77	2.92	3.26	0.57	6.17

Based on the selected ratios above, Northway generally underperformed in comparison to the peer group. The following table summarizes the range of trading multiples, as of February 28, 2007, of the selected peer group compared to Northway’s implied prices based off of December 31, 2006 numbers:

	Price to
	Tangible Book	Last Twelve Months Earnings Per Share
Multiples
1st Quartile	136.11%	14.77x
Median	156.94%	16.19x

	Price Per Share
Northway Implied
1st Quartile	$35.96	$31.61
Median	41.46	34.65

Northway Implied plus Transaction Premium
1st Quartile	$40.54	$35.64
Median	46.75	39.06

As illustrated in the table above, Northeast Capital derived a range of stand-alone values of $31.61 to $41.46 per share. Northeast Capital applied a 12.75% transaction premium to the implied stand-alone values of Northway from the comparables to compute adjusted per share values relevant for this transaction. The adjusted per share values ranged from $35.64 to $46.75.
No company used in the Comparable Company Analysis is identical to Northway. Accordingly, an analysis of the results involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved, market areas in which the companies operate and other factors that could affect the trading values of the securities of the company or companies to which they are being compared.

Dividend Discount Analysis

Northeast Capital also performed a dividend discount analysis to determine a range of fair values of Northway’s common stock based on the present value of expected future dividends to be received. As a basis for performing this analysis, Northeast Capital utilized 2007 - 2009 earnings and dividends per share and asset growth rate estimates for Northway, which were based on projections provided by management. These projections are based upon various factors and assumptions, many of which are beyond the control of Northway. These projections are, by their nature, forward-looking and may differ materially from the actual future values or actual future results for the reasons discussed above. Actual future values or results may be significantly more or less favorable than suggested by such projections. In producing a range of per share values for Northway’s common stock, Northeast Capital utilized several assumptions that, in its judgment, it considered appropriate, relating to the discount rates and terminal year multiples. Northeast Capital discounted the estimated future dividends and terminal value to a present value using discount rates between 12% and 14%. Northeast Capital determined that this was an appropriate range of discount rates based on industry averages for companies similar to Northway. The terminal year price to earnings multiples, based on historic trading multiples of the banking industry, ranged from 13.0x to 15.0x.

	Terminal Multiple
Discount Rate	13x	14x	15x
14.00%	$ 30.10	$ 32.26	$ 34.42
13.00%	30.89	33.11	35.32
12.00%	31.71	33.98	36.26

Northeast Capital calculated that a range of price for Northway’s common stock implied by this dividend discount analysis was between $30.10 and $36.26 per share. Northeast Capital applied a 12.75% transaction premium to this range of values to compute a range of adjusted per share values relevant to this transaction. The adjusted per share valuation ranged from $33.94 to $40.88, with a median adjusted valuation at $37.33. While the dividend discount analysis is a widely used valuation methodology, it relies on numerous assumptions, including projected dividends, terminal values and discount rates. As such, it often yields the widest range of values as a result of the number of assumptions necessary to employ this model and the high degree of sensitivity to these assumptions. This analysis does not purport to be indicative of the actual values or expected values of Northway’s common stock.

Summary of Fair Value Analyses

Northeast Capital estimated the fair value of the repurchased shares by analyzing the recent market value, as well as estimates of the fair values of Northway’s common stock using the Comparable Company Analysis and the Dividend Discount Analysis. A transaction premium of 12.75% was then applied due to the involuntary nature of the transaction. The table below summarizes these values:

	Low		Median	High
Historical Prices	$31.01	[1]	$36.88	$39.00	[1]
Comparable Company Analysis	35.64		39.80	46.75
Dividend Discount Analysis	33.94		37.33	40.88

         1Actual 52-week high and low prices.

Based upon its analyses, Northeast Capital believes that the fair value price range of the repurchase price should be $36.88 to $39.80.

Comparison of Fair Value Price

Northeast Capital’s price range of $36.88 to $39.80 per share represents a 17.04% and a 26.31% premium, respectively to Northway’s closing price of $31.51 on March 15, 2007. The $37.50 per share value chosen by the Board represents a 19% premium to the closing price on March 15, 2007.

Financial Impact Analysis.

In order to measure the impact of the split transaction on Northway’s operating results, financial condition and capital ratios, Northeast Capital analyzed the pro forma effects of the split transaction on 2006 operating results (assuming the split transaction had been completed on December 31, 2005). In performing this analysis, Northeast Capital utilized the December 31, 2006 balance sheet and 2006 income statement and relied on certain assumptions provided by the management of the Company relating to earnings projections, as well as cost savings associated with going private. The Company estimated the annual cost savings related to going private to be $232,000 pre-tax, along with one-time costs of $223,000 pre-tax.

Based on the $36.88 to $39.80 per share fair value range, the following table highlights the expected pro forma impact on the Company. The actual results achieved may vary materially from the projected results.

	$36.88	$39.80
2006 Estimated EPS Accretion(1)	9.77%	9.30%
Book Value per Share Dilution	0.80%	1.60%
Tangible Book Value per Share Dilution	3.65%	4.72%
Tier 1 Leverage Ratio	8.59%	8.54%
        (1)Excludes one-time costs

Conclusion

Northeast Capital, in its valuation report, provided to the Board, with a fair value range for the repurchase price of $36.88 to $39.80 per share. The Board elected to pay $37.50 per share to non-continuing stockholders affected by the split transaction. Noting that the repurchase price of $37.50 per share falls within the fair value range of $36.88 to $39.80 per share and considering all other relevant factors, Northeast Capital delivered its fairness opinion dated April 9, 2007 to the Board as to the fairness of the repurchase price paid to the non-continuing stockholders, from a financial point of view, as of the date of the fairness opinion. This fairness opinion was updated as of [ , 2007] in the separate letter.

Northeast Capital received a fee of $45,000 for issuing a fairness opinion regarding the reverse stock split. Northway has also agreed to reimburse Northeast Capital for all reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify Northeast Capital and its affiliates and their respective directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

Availability of Documents

Northeast Capital’s fairness opinion is attached as Appendix B-1 to this Proxy Statement. In addition, the fairness opinion will be made available for inspection and copying by seeing our Corporate Secretary at our principal executive offices, located at 9 Main Street, Berlin, New Hampshire, during our regular business hours by any interested stockholder or representative who has been designated in writing. A copy of these materials will also be sent to any interested stockholder or representative who has been designated in writing, upon written request and at the expense of the requesting stockholder.

Structure of the Split Transaction

The proposed transaction has been structured as a two-step stock split transaction to allow small stockholders to easily obtain the fair value in cash for their shares, to avoid disruption to stockholders of 400 or more shares who would not be cashed out in the transaction, and to limit the costs of the split transaction by avoiding costs associated with cashing out the fractional shares of the holders of 400 or more shares of common stock.

The Board intends the transaction to take effect at the beneficial stockholder level. Nominees will be asked to effect the split transaction for their beneficial owners. However, nominees may choose not to effect the Split transaction on some street name shares, and some nominees may have different procedures that stockholders must follow. If you hold your shares in “street name,” you should talk to your broker, nominee or agent to determine how they expect the split transaction to affect you.

Effects of the Split Transaction on Northway

The split transaction will have various effects on us, which are described below.

Effect of the Proposed Transaction on Common Stock and Trading of Common Stock

Our articles of incorporation currently authorizes the issuance of 9,000,000 shares of common stock. The number of authorized shares of common stock will remain unchanged after completion of the split transaction. As of the record date, the number of outstanding shares of common stock was 1,494,174. Based upon our best estimates, if the split transaction had been consummated as of the record date, the number of outstanding shares of common stock would have been reduced approximately 8.7% from 1,494,174 to approximately 1,363,797, cash would have been paid for approximately 130,377 shares, and the number of record stockholders would have been reduced from approximately 1,087 to approximately 272.

Our common stock is publicly traded on the NASDAQ Global Market under the symbol NWFI, and we will not be able to trade our common stock on NASDAQ after we become a private company. We anticipate that our common stock will be traded on the OTCBB or in the pink sheets electronic quotation system following the completion of the split transaction.

Termination of Securities Exchange Act Registration and Reporting Requirements

Upon the completion of the split transaction, we expect that our common stock will be held by fewer than 300 record stockholders. Accordingly, our obligation to continue to file periodic reports with the SEC will be suspended pursuant to Rule 12h-3 of the Securities Exchange Act of 1934.

The suspension of the filing requirement will substantially reduce the information required to be furnished by us to our stockholders and to the SEC. Therefore, we estimate that we will eliminate annual costs associated with these filing requirements, which for 2006 were $232,000. These costs are broken down as follows:

Legal expense	$ 90,000
Staff expense	50,000
Auditing and accounting expense	40,500
NASDAQ listing expense	24,500
Transfer agent expense	10,000
Printing expense	8,500
EDGAR expense	6,000
Press release expense	2,500
$232,000

Comparable totals for 2007 and 2008 are forecast to be $250,000 and $325,000, respectively.

We will apply for termination of the registration of our common stock and suspension of our SEC reporting obligations as soon as practicable following completion of the split transaction. Following completion of the split transaction, we intend to continue to provide our stockholders with financial information by continuing to disseminate annual reports.

Elimination of Non-Continuing Stockholders

As a result of the split transaction, all shares held by non-continuing stockholders will be converted into the right to receive $37.50 in cash. As a result, the non-continuing stockholders will not have the opportunity to participate in our earnings and growth after the split transaction. Similarly, the non-continuing stockholders will not face the risk of losses generated by our operations or any decline in our value after the split transaction. For more effects of the split transaction on our stockholders, see “--Fairness of the Split Transaction.”

Financial Effects of the Split Transaction

We expect that the split transaction and the use of approximately $5,112,000 in cash to complete the split transaction, which includes approximately $4,889,000 to be paid to non-continuing stockholders in exchange for their shares, and approximately $223,000 in professional fees, printing and mailing costs, filing fees, and other expenses related to the split transaction, will not have any material adverse effect on our capital adequacy, liquidity, results of operations or cash flow. The amount to be paid to non-continuing stockholders may change as a result of trading activity in our shares between the date hereof and the effective date of the split transaction. See “--Fees and Expenses” for a description of the fees and expenses we expect to incur in connection with the split transaction. See “--Financing of the Split Transaction” below for a description of how the split transaction will be financed.

Effect on Options

Upon effectiveness of the split transaction, the number of shares of common stock subject to outstanding options under Northway’s stock option plans will be two times the existing number and the exercise prices of the options will be reduced to one half their current levels.

Effect on Conduct of Business after the Transaction

We expect our business and operations to continue as they are currently being conducted and the transaction is not anticipated to have any effect upon the conduct of our business. Although we cannot guarantee the continued payment of a dividend, we do not intend to change our current dividend policy or practice at this time. No changes in our Board or Executive Officers are anticipated to result from the split transaction.

Dividend Payments

Northway anticipates declaring a dividend for the second quarter payable to stockholders of record on July 27, 2007. This dividend payment will be paid on August 6, 2007. Stockholders who are cashed out in the split transaction will receive that dividend if they were stockholders of record on July 27, 2007. They are not expected to receive any additional dividend payments on any dividend for the third quarter which will not be declared until October 30, 2007.

Plans or Proposals

As described above, Northway during the last 12 months considered possible affiliations with other banking organizations within and outside of its market area although it never engaged in serious negotiations with any such potential merger parties and is not engaged in any discussions with such parties at this time. Northway has no present plans to engage in a merger with or acquisition of any banking organizations. Other than as described in this Proxy Statement, the Company has no current plans or proposals to effect any extraordinary corporate transaction, either with respect to Northway or the Bank, such as a merger, reorganization or liquidation, to sell or transfer any material amount of our or the Bank’s assets, to change either the Board or management, to change materially our indebtedness or capitalization, or otherwise to effect any material change in our corporate structure or business or that of the Bank. Although the Company does not presently have any intent to enter into any transaction described above, either at the holding company or Bank level, nor is our management in negotiations with respect to any such transaction, there is always a possibility that we may enter into such an arrangement or transaction in the future, including, but not limited to, entering into a merger or acquisition transaction, making a public or private offering of our shares or entering into any other arrangement or transaction we may deem appropriate. In such event, our continuing stockholders may receive payment for their shares in any such transaction lower than, equal to or in excess of the amount paid to the non-continuing stockholders in the split transaction. Any acquisition strategy is dependent upon the opportunities that might arise, and there can be no certainty that any such transactions will occur.

Interests of Certain Persons in the Split Transaction

It is not anticipated that the split transaction will have any effect on the Directors and Executive Officers of the Company, other than with respect to their relative share ownership. We expect that some of our Directors and Executive Officers will not hold more than 400 shares at the effective time of the split transaction, and therefore some Directors and Executive Officers will not continue to own shares after the split transaction.

Because total outstanding shares will be reduced, the Executive Officers and Directors as a group will hold a larger relative percentage of the company. As of the record date, these Directors and Executive Officers collectively beneficially held 252,611 shares, or 15.1% of our common stock. Based upon our estimates, taking into account the effect of the split transaction on our outstanding shares as described above, the Directors and Executive Officers will beneficially hold 18.5% of our common stock following the split transaction.

This represents a potential conflict of interest because the Directors of Northway approved the split transaction and are recommending that you approve it. Despite this potential conflict of interest, the Board believes the proposed split transaction is fair to our unaffiliated stockholders for the reasons discussed in this Proxy Statement

Financing of the Split Transaction

Northway expects that the split transaction will require approximately $5,112,000 in cash, which includes approximately $4,889,000 to be paid to non-continuing stockholders in exchange for their shares and approximately $223,000 in professional fees, printing and mailing costs, filing fees, and other expenses payable by us related to the split transaction. See “--Fees and Expenses” for a breakdown of the expenses associated with the split transaction. The amount payable to non-continuing stockholders may change as a result of trading activity in our shares between the date hereof and the effective date of the split transaction. Northway has sufficient working capital at the holding company level to pay these amounts or projected increases in these amounts.

Federal Income Tax Consequences

The following discusses the material federal income tax consequences to us and our stockholders that would result from the split transaction. No opinion of counsel or ruling from the Internal Revenue Service has been sought or obtained with respect to the tax consequences of the split transaction, and the conclusions contained in this summary are not binding on the

Internal Revenue Service. This discussion is based on existing United States federal income tax law, which may change, even retroactively. This discussion does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances. In particular, it does not address the federal income tax considerations applicable to certain types of stockholders, such as: financial institutions; insurance companies; tax-exempt organizations; dealers in securities or currency; traders in securities that elect mark-to-market; persons who hold our common stock as part of a straddle, hedge, risk reduction, constructive sale, or conversion transaction; persons who are considered foreign persons for U.S. federal income tax purposes, or who acquired their shares of Northway common stock through the exercise of an employee stock option or otherwise as compensation. In addition, this discussion does not address any state, local, foreign or other tax considerations. This discussion also assumes that you have held and, in the case of continuing stockholders will continue to hold, your shares as capital assets within the meaning of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Stockholders are encouraged to consult their own tax advisor as to the particular federal, state, local, foreign and other tax consequences of the split transaction, in light of their individual circumstances.

The Company. The split transaction will constitute a tax-free “recapitalization” for federal income tax purposes, within the meaning of Section 368(a)(1)(E) of the Code, meaning that the Company will recognize any gain or loss with respect to the transaction.

Affiliated and Unaffiliated Stockholders Who Receive No Cash. If you continue to hold Northway common stock immediately after the split transaction, and you receive no cash as a result of the split transaction, then you will not recognize any gain or loss or dividend income in connection with the transaction and you will have the same adjusted tax basis and holding period in your Northway common stock as you had in such stock immediately prior to the split transaction.

Affiliated and Unaffiliated Stockholders Who Receive Cash. If you receive cash as a result of the split transaction and do not continue to hold shares of Northway common stock immediately after the split transaction, you will be treated as having had your shares redeemed by Northway and you will recognize gain or loss on the redeemed shares equal to the difference between the cash and your adjusted tax basis in the redeemed shares. Any recognized gain will be treated as capital gain unless the receipt of cash is deemed to have the effect of a dividend under Section 302 of the Code, in which case the gain will be treated: (a) first, as a taxable dividend to the extent of your allocable share of Northway’s accumulated earnings and profits, if any; (b) second, as a tax-free return of capital to the extent of your adjusted tax basis in the redeemed shares; and (c) finally, any remaining amount as capital gain. Under the principles of Section 302, you will recognize capital gain rather than dividend income with respect to the cash received if the redemption is (1) “not essentially equivalent to a dividend,” (2) is “substantially disproportionate,” or (3) is a “complete termination” of the your interest in Northway. In applying the principles of Section 302, the constructive ownership rules of Section 318 of the Code will apply in determining your ownership interest in Northway. Whether a redemption by Northway is “not essentially equivalent to a dividend” with respect to you will depend on whether the redemption was a “meaningful reduction” of your interest in Northway based on the facts and circumstances. For example, if (1) you exercise no control over the affairs of Northway (e.g., you are not an officer, director, or high ranking employee), (2) your relative stock interest in Northway is minimal, and (3) your post-split transaction ownership percentage is less than your pre-split transaction ownership percentage, then your receipt of cash would be generally regarded as “not essentially equivalent to a dividend.” A redemption would be “substantially disproportionate” and, therefore, would not have the effect of a distribution of a dividend with respect to you if the percentage of Northway shares of common stock actually and constructively owned by you immediately after the redemption is less than 80% of the percentage of all shares of Northway common stock actually and constructively owned by you immediately before the redemption. Your interest in Northway is “completely terminated” if all of the Northway shares common stock actually and constructively owned by you are redeemed, unless you make a waiver of family attribution election and file it with the Internal Revenue Service pursuant to Section 302(c) of the Code in which case the Northway common stock constructively owned by you does not have to be redeemed.

Any capital gain will be long-term capital gain subject to a rate not to exceed 15% if, as of the date of the exchange, the holding period for your Northway shares is greater than one year. Any gain recognized by you and classified as a dividend under Section 302 of the Code will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will be taxable to you, if you are an individual stockholder, at the long-term capital gains rate, provided that you held the shares giving rise to such income for more than 61 days during the 121 day period beginning 60 days before the closing date. Gain treated as ordinary income will be taxed at ordinary income rates.

In all other cases, if you receive cash in lieu of a fractional share of Northway common stock, and immediately after the split transaction you constructively own shares of Northway common stock, the cash you receive will be treated: (1) first, as a taxable dividend to the extent of your ratable share of Northway’s accumulated earnings and profits; (2) then, if the total amount of cash paid in the split transaction exceeds Northway’s accumulated earnings and profits, as a tax-free return of capital to the extent of your adjusted tax basis in the redeemed shares; and (3) finally, to the extent of the cash in excess of your adjusted tax basis in the redeemed shares, as capital gain from the sale or exchange of the redeemed shares.

Payments of cash to you for the surrender of your redeemed shares of Northway common stock will be subject to information reporting and “backup” withholding at a rate of 28% of the cash payment, unless you furnish Northway with your taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certify that such number is correct, certify as to no loss of exemption from backup withholding, and satisfy certain other conditions. Backup withholding is not an additional tax. Any amounts withheld from payments to you under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

As explained above, the amounts paid to you as a result of the split transaction may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances. The foregoing discussion of material United States federal income tax consequences of the split transaction set forth above represents general information only and is based upon the Code, its legislative history, existing and proposed regulations thereunder, published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. You should consult your tax advisor as to the particular federal, state, local, foreign and other tax consequences of the split transaction, as well as the applicability of the alternative minimum tax to you, in light of your specific circumstances.

Appraisal Rights and Dissenters’ Rights

Appraisal or dissenters’ rights may be available under the New Hampshire Business Corporation Act, selected provisions of which is attached as Appendix D, to non-continuing stockholders who dissent from the split transaction. Continuing stockholder and non-continuing stockholders who do not vote against the proposed transaction do not have the right to demand the appraised value of their shares. In order to assert dissenters’ rights under New Hampshire law, stockholders must also deliver to the Company, prior to the Annual Meeting, written notice of their intent to demand payment if the split transaction is effected. Any such notices should be delivered to Joseph N. Rozek, Secretary, Northway Financial, Inc., 9 Main Street, Berlin, New Hampshire 03570

There may exist other rights or actions under New Hampshire law or federal or state securities laws for stockholders who can demonstrate that they have been damaged by the split transaction. Although the nature and extent of these rights or actions are uncertain and may vary depending upon facts or circumstances, stockholder challenges to corporate actions in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

Regulatory Requirements

In connection with the split transaction, we will be required to make a number of filings with, and obtain a number of approvals from, various federal and state governmental agencies, including:

•	filing of amendments to Northway’s articles of incorporation with the New Hampshire Secretary of State, in accordance with New Hampshire law; and

•	complying with federal and state securities laws, including filing of this Proxy Statement on Schedule 14A and a transaction statement on Schedule 13E-3 with the SEC.

Accounting Treatment

We anticipate that we will account for the split transaction by treating the shares repurchased in the split transaction as treasury shares.

Fees and Expenses

We will be responsible for paying the split transaction related fees and expenses. We estimate that our expenses will total approximately $223,000, assuming the split transaction is completed. This amount consists of the following estimated fees:

Legal expense	$120,000
Fairness opinion expense	45,000
Transfer agent expense	35,000
Proxy solicitor expense	10,000
NASDAQ expense	7,500
Other expense	5,500
$223,000

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

Set forth below is our selected historical and pro forma consolidated financial information. The historical financial information was derived from the audited consolidated financial statements (including the balance sheets, statements of income, changes in stockholders’ equity and statements of cash flows as of December 31, 2006 and 2005 and for the three years ending December 31, 2006) included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and from other information and data contained in the Annual Report. The Annual Report is incorporated herein by reference in its entirety. More comprehensive financial information is included in the Annual Report. The financial information that follows is qualified in its entirety by reference to, and should be read in conjunction with, the Annual Report, and all of the financial statements and related notes contained in the Annual Report, copies of which may be obtained as set forth below under the caption “Other Matters--Where You Can Find More Information.”

The following summary pro forma financial information is based on historical data, adjusted to give effect to the cash payment for fractional shares resulting from the transaction, expenses related to the transaction and cost savings resulting from the transaction. The pro forma financial information is based on the assumption that an aggregate of 130,377 shares will result in fractional shares and will be purchased for approximately $4,889,000, with $223,000 in costs incurred, and cost savings of $232,000.

The following summary unaudited selected consolidated financial information gives effect to the transaction as if it had occurred on January 1, 2006. The pro forma information set forth below is not necessarily indicative of what our actual financial position would have been had the transaction been consummated as of the above referenced dates or of the financial position that may be reported by us in the future.

NORTHWAY FINANCIAL, INC.
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands, except share data)

	12/31/06	Change	Pro Forma
Cash, investments and cash equivalents	$156,379	$(5,031)	$151,348
Loans	456,912	-	456,912
Other assets	37,586	-	37,586
Total Assets	$650,877	$(5,031)	$645,846

Deposits	$484,677	$-	$484,677
Borrowings	110,117	-	110,117
Other liabilities	3,934	-	3,934
Total Liabilities	598,728	-	598,728

Common Stock	1,732	-	1,732
Surplus	2,064	-	2,064
Retained earnings	56,140	(142)	55,998
Treasury stock	(6,531)	(4,889)	(11,420)
Accumulated other comprehensive loss	(1,256)	-	(1,256)
Total Stockholders Equity	52,149	(5,031)	47,118
Total Liabilities and Stockholders Equity	$650,877	$(5,031)	$645,846

Interest income	$35,967	$(244)	$35,723
Interest expense	13,765		13,765
Provision for loan losses	465		465
Net interest income after provision for loan losses	21,737	(244)	21,493
Noninterest income	5,871		5,871
Noninterest expense	23,741	(9)	23,732
Net income before income tax expense	3,867	(235)	3,632
Income tax expense	652	(93)	559
Net income	$3,215	$(142)	$3,073

Basic earnings per common share	$2.15	$0.11	$2.26
Earnings per common share assuming dilution	$2.14	$0.11	$2.25

Book value per share	$34.97	(0.34)	$34.63

MARKET PRICE OF NORTHWAY
COMMON STOCK AND DIVIDEND INFORMATION

Northway’s shares are traded on the NASDAQ Stock Market LLC’s NASDAQ Global Market under the trading symbol “NWFI.” The following table sets forth, for the periods indicated, the high and low closing sale prices for the common stock, as reported by The NASDAQ Global Market, and the dividends paid on the common stock:

		Price Per Share		Dividends
		Low	High	Per Share

2006	4thQuarter	$32.41	$33.64	$0.20
	3rdQuarter	32.41	34.38	0.20
	2ndQuarter	34.72	38.05	0.20
	1stQuarter	33.28	37.61	0.18

2005	4thQuarter	$31.59	$35.31	$0.18
	3rdQuarter	30.27	35.56	0.18
	2ndQuarter	29.61	33.77	0.18
	1stQuarter	32.37	35.24	0.17

There were 1,087 record holders of our common stock on June 1, 2007.

We have a formal dividend policy. Regulations issued by the FRB govern Northway’s capital requirements and may affect the amount of dividends we can pay. Generally, the timing and amount of future dividends on our shares will depend on earnings, cash requirements, our and the Bank’s financial condition, applicable government regulations and other factors that our Board deems relevant.

Federal regulations prohibit banking companies from paying dividends on their stock if the effect would cause stockholders' equity to be reduced below applicable regulatory capital requirements or if such declaration and payment would otherwise violate regulatory requirements.

As of December 31, 2006, the Bank is restricted from declaring dividends to the Company in an amount greater than approximately $23,900,000, as such declaration would decrease capital below the Bank’s required minimum level of regulatory capital.

COMMON STOCK PURCHASE INFORMATION

Northway has effected the following repurchases of its shares during the last two fiscal years:

Quarter Ended	Total Number of Shares Purchased	Range of Prices Paid	Average Price Paid Per Share
March 31, 2005	-	-	-
June 30, 2005	2,000	$32.50	$32.50
September 30, 2005	8,400	$34.50 - $35.80	$35.41
December 31, 2005	6,000	$33.50	$33.50
March 31, 2006	-	-	-
June 30, 2006	-	-	-
September 30, 2006	-	-	-
December 31, 2006	-	-	-
March 31, 2007	-	-	-

Under a previously announced repurchase program, there are 75,515 shares remaining available for repurchase by Northway at this time. Northway has suspended its repurchase program during the period that proxies are being solicited for the Annual Meeting of stockholders.

Within the past 60 days, none of the Company’s Directors or Executive Officers have made any purchases of Northway common stock.

ELECTION OF DIRECTORS

Nominees and Directors Continuing in Office

Northway's Board is currently composed of nine members. Northway's Amended and Restated Articles of Incorporation provide that Directors are to be divided into three classes, with all classes as nearly equal as possible in size. Each Director is typically elected for a three-year term and the terms are staggered so that only one class is elected by the stockholders annually.

At the Annual Meeting, three Directors will be elected to serve for a three-year term until the 2010 Annual Meeting and one Director will be elected to serve for a two-year term until the 2009 Annual Meeting, and until their successors are duly elected and qualified. The Board has nominated for election Arnold P. Hanson, Jr., John H. Noyes, and William J. Woodward, for three years and Fletcher W. Adams for two years, each of whom is a current member of the Board. It is the intention of the persons named in the accompanying form of proxy, or their substitutes, to vote for the election of the foregoing nominees unless instructed to the contrary. The Board believes that all of the nominees will be available and able to serve as Directors, but if for any reason any of the nominees named above should not be available or able to serve, the proxies may exercise discretionary authority to vote for one or more substitutes as the Board may recommend. In the alternative, the Board may, if permitted by law and the Articles of Incorporation and Bylaws, amend the Bylaws if necessary and reduce the size of the Board to eliminate the resulting vacancy. The affirmative vote of a plurality of the votes cast is required for the election of Directors. Abstentions and broker non-votes will not be counted as “votes cast” for purposes of electing Directors and, therefore, will not affect the election of the Directors.

The Board unanimously recommends a vote "For" all of the nominees for Director of Northway.
Information Concerning Directors and Nominees

The following table sets forth the name and age, other positions held with Northway, term of office and period served, business experience, and certain other information, as of June 1, 2007, with respect to each nominee and each director continuing in office. The information was provided by the persons named.
Name and Business Experience for Past Five Years	Age	Director Since	Term to Expire	Shares of Common Stock Beneficially Owned at June 1, 2007(1)		Percent of Common Stock Ownership(1)

NOMINEES OF THE BOARD

Adams, Fletcher W. Vice-Chairman of the Board, Northway Financial, Inc.	70	1997	2009	55,000	(2)	3.68%

Hanson, Jr., Arnold P. President, Isaacson Structural Steel, Inc.	57	1997	2010	19,312	(3)	1.29%

Noyes, John H. President, Noyes Insurance Agency, Inc.	60	1997	2010	24,708	(4)	1.65%

Woodward, William J. Chairman of the Board, President, Chief Executive Officer, Northway Financial, Inc. and Northway Bank	61	1997	2010	92,088		6.16%

DIRECTORS CONTINUING IN OFFICE

Boucher, Stephen G. Chief Executive Officer and Chairman of the Board, Airmar Technology Corp.	60	1999	2008	1,000		****

Kelley, Barry J. President, White Mountain Lumber, Co.	57	1997	2008	42,535	(5)	2.85%

Labnon, Randall, G. General Manager, Town & Country Motor Inn	53	1997	2008	3,072		****

Anderson, Frederick C. President and CEO, NH Electric Cooperative, Inc.	55	2002	2009	1,145	(6)	****

Ward, Brien L. Attorney	55	2002	2009	167	(7)	****
****Owns less than 1% of Northway’s outstanding common stock.
(1)
Included in the shares listed as “beneficially owned” and in the calculation of common stock ownership are the following shares which Mr. Woodward has the right to acquire prior to the expiration date shown pursuant to vested stock options granted under the 1999 stock option and grant plan - 7,500 prior to June 15, 2009 and 8,500 prior to October 17, 2010.

(2)	Shares are held in trust for which Mr. Adams serves as trustee.
(3)	Includes 19,000 shares held in a trust for which Mr. Hanson serves as trustee and 312 shares owned jointly with spouse.
(4)	Includes 14,185 shares held in a trust for which Mr. Noyes serves as trustee and 10,523 shares held in a trust for which Mr. Noyes has Power of Attorney.
(5)	Includes 39,400 shares owned jointly with spouse and 3,135 shares owned by spouse for which Mr. Kelley may be deemed the beneficial owner.
(6)	Includes 104 shares owned jointly with son.
(7)	Shares owned jointly with spouse.

The Board has determined that the following Directors, who comprise a majority of the Board, Fletcher W. Adams, Arnold P. Hanson, Jr., John H. Noyes, Stephen G. Boucher, Barry J. Kelley, Randall G. Labnon, Frederick C. Anderson, and Brien L. Ward, are “independent” under the NASDAQ Stock Market rules.

Meetings and Committees of the Board

The Board held thirteen (13) meetings during the calendar year ended December 31, 2006. All incumbent Directors attended at least 75% of the aggregate number of meetings of the Board and the committees of which he was a member in 2006.

Northway does not require Directors to attend the Annual Meeting of stockholders. Northway does, however, schedule a meeting of the Board on the same day as the Annual Meeting of stockholders to facilitate each Director’s attendance at the Annual Meeting of stockholders. All but one member of the Board attended Northway’s Annual Meeting of stockholders held May 30, 2006.

The following sets forth the current members of each of the standing committees of the Board together with a brief description of the function of each such committee.

EXECUTIVE/INVESTMENT COMMITTEE
MEMBERS:	William J. Woodward, Chairman, Fletcher W. Adams and John H. Noyes

FUNCTION:	The Executive/Investment Committee generally has the authority to exercise the power of the full Board during intervals between meetings of the Board.

NUMBER OF MEETINGS:	This Committee meets on a bi-weekly basis.

AUDIT AND COMPLIANCE COMMITTEE

MEMBERS:	Arnold P. Hanson, Jr., Chairman, Frederick C. Anderson, Barry J. Kelley and Brien L. Ward.

FUNCTION:
The duties of the Audit and Compliance Committee are to (i) oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements, (ii) assist the Board in its oversight of (a) the integrity of the Company’s financial statements, and (b) the qualifications, independence and performance of the Company’s independent auditors, and (iii) oversee the internal audit function of the Company.

In order to perform these duties, the Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s (i) independent certified public accounting firm engaged in the capacity of independent auditor, (ii) other accounting firms engaged to perform various assignments which fall under the oversight responsibilities of this Committee, and (iii) Internal Auditor. The independent auditor and the Internal Auditor will report directly to this Committee. Other accounting firms will report either to this Committee, or to an appropriate Company officer, depending on their assignment(s).

This Committee also is responsible for the oversight of the work performed by the Company’s Compliance Officer, who reports directly to the Chief Administrative Officer.

This Committee reviews the results of each regulatory examination.

The Audit and Compliance Committee operates under a written charter reviewed and approved by the Board, a copy of which is included as Appendix C to this Proxy Statement.

The Board has determined that no member of the Audit and Compliance Committee meets the specific qualifications of an "audit committee financial expert" as defined in Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission. The Board believes that, taking into account the relative breadth and complexity of the Company's financial statements, the current members of the Audit and Compliance Committee possess the requisite level of financial expertise to perform their responsibilities effectively.

NUMBER OF MEETINGS:	This Committee met six (6) times during the 2006 fiscal year.

HUMAN RESOURCES, COMPENSATION AND NOMINATING COMMITTEE

MEMBERS:	Stephen G. Boucher, Chairman, Fletcher W. Adams, Randall G. Labnon and John H. Noyes.

FUNCTION:
This Committee conducts annual and periodic reviews of Director, officer, and employee compensation in order to ensure that the Company has the programs necessary to attract and retain competent professionals at all levels. The Human Resources, Compensation and Nominating Committee does not currently have a written charter, but operates under a Board Resolution which has approved corporate governance documents that provide guidance for oversight of executive compensation and the Director nomination process.

Further, this Committee selects nominees for election as Directors of Northway. This Committee nominated the persons standing for election at the 2007 Annual Meeting.

Historically, Northway has not received any proposals from stockholders recommending director candidates to be nominated for membership on the Board of Northway. Consequently, the Board has not viewed the development of a formal policy regarding the consideration of any director candidates recommended by stockholders to be necessary, and this Committee does not have such a formal policy. A stockholder wishing to nominate a director separately from the slate of Directors nominated by Northway should follow the procedures described in this Proxy Statement under the heading “Stockholder Proposals.”

The Board has adopted, based on this Committee’s recommendations, certain guidelines regarding “Director Role and Qualifications,” that must be met by an individual in order to be considered for nomination by this Committee to Northway’s Board. In addition to possessing strong personal qualifications such as, good character, sound judgment, diligence, and ability to think critically and strategically, this Committee considers a broad range of other factors in evaluating potential candidates for Northway’s Board. These factors include, without limitation, specialized skills, knowledge, expertise, business contacts and relationships, and the ability to commit appropriate time to the duties of a director. The perceived needs of the overall Board are also considered. In identifying nominees, the Committee would consider recommendations from Directors, management and third parties.

NUMBER OF MEETINGS:	This Committee met eleven (11) times during the 2006 fiscal year.

  Stockholder Communications with the Board

Stockholders wishing to communicate with Northway's Board should address their inquiries to Northway's Chief Financial Officer by mail sent to Northway's main address at 9 Main Street, Berlin, New Hampshire 03570.  The mailing envelope should contain a clear notification indicating that the enclosed letter is a "Stockholder-Board Communication" or "Stockholder-Director Communication."  All such letters should clearly state whether the intended recipients are all members of the Board or certain specified individual Directors.  All communications will be reviewed by Northway's Chief Executive Officer who will determine whether the communication will be relayed to the Board.  Except for resumes, sales and marketing communications, or notices regarding seminars or conferences, summaries of all stockholder communications will be provided to the Board.

Executive Officers

The following sets forth information regarding the executive and key officers of the Company, the position or office held by each of them, and the date from which they have continually served as Executive Officers. Pursuant to the by-laws of Northway, the President and Senior Vice Presidents of Northway hold office until the first meeting of the Directors following the next Annual Meeting of stockholders, or any special meeting held in lieu thereof. Other officers shall hold office for the same term as described above, unless a shorter term is specified in the vote electing or appointing them.

Name	Age	Executive Officer Since
William J. Woodward Chairman, President, and Chief Executive Officer the Company	61	1989

Richard T. Brunelle Senior Vice President, Northway Bank	64	1996

John A. Gobel Senior Vice President, Northway Bank	62	2004

Ronald P. Goudreau Senior Vice President, Northway Bank	53	2003

Richard P. Orsillo Senior Vice President and Chief Financial Officer of the Company	58	2001

Jeffrey D. Smith Senior Vice President and Chief Administrative Officer of the Company	44	2007

John H. Stratton, Jr. Senior Vice President, Northway Bank	60	1990

William J. Woodward has served as Chairman of the Board, President and Chief Executive Officer of Northway since 1997. In addition, he has served as President and Chief Executive Officer of the Bank, formerly named BCB, since 1994 and has served as Chairman of the Board of the Bank, since 1989. He became a Director of the Bank in 1975. He had served as Chief Executive Officer of PNB from 2002, as President of PNB from 2004 and as a director of PNB from 1997, all until the merger of PNB into BCB in October 2005.

Richard T. Brunelle has served as Senior Vice President of the Bank, formerly named BCB, since April 1996 and of PNB from 2001 until the merger of PNB into BCB in October 2005. He is responsible for the commercial lending division. From 1991 until his promotion to Senior Vice President, Mr. Brunelle served BCB as Vice President and Senior Commercial Lender.

John A. Gobel has served as Senior Vice President of the Bank since September 2004. He is responsible for the Information Technology division. Prior to joining Northway, Mr. Gobel served as Vice President, Senior Technology Officer for Camden National Bank.

Ronald P. Goudreau has served as Senior Vice President and Operations Officer of the Bank since 2003. He is responsible for both deposit and loan operations. Prior to joining the Bank, he served as Senior Compliance Examiner of the Federal Deposit Insurance Corporation from 1992 to 2003.

Richard P. Orsillo has served as Senior Vice President and Chief Financial Officer of the Company since 2002. From December 1998 until his promotion to Senior Vice President, he served as Vice President and Corporate Controller of Northway, BCB and PNB.

Jeffrey D. Smith has served as Senior Vice President and Chief Administrative Officer of the Company since March 2007. Prior to joining the Company, he served as Executive Vice President and Chief Operating Officer of Camden National Corporation from 2006 to March 2007. From 2003 to 2006 he served as President, Chief Operating Officer and Director of United Kingfield Bank. From 2002 to 2003, he served as Chief Operating Officer of United Kingdom Bank.

John H. Stratton, Jr. has served as Senior Vice President of the Bank since 1990 and is responsible for the retail banking division.

Security Ownership of Management and Principal Stockholders

The following table sets forth, as of June 1, 2007, the beneficial ownership of common stock by (i) each of the Executive Officers named under “Executive Compensation” below and (ii) all Directors and Executive Officers as a group; and (iii) each person, including any group of persons, known by Northway to beneficially own five percent (5%) or more of the outstanding common stock. See “Information Concerning Directors and Nominees” above for the beneficial ownership of common stock by Mr. Adams and other Directors of Northway.

Name	Shares of Common Stock Beneficially Owned(1)	Percent of Shares of Common Stock Ownership(1)
Executive Officers
William J. Woodward	92,088	6.16%
Richard T. Brunelle	5,250	****
Richard P. Orsillo	1,902	****
John H. Stratton, Jr.	6,432	****
John A. Gobel	-	n/a

Directors and Executive Officers as a group (15 persons)	252,611	16.91%
**** Owns less than 1% of Northway’s common stock.
(1)
Included in the shares listed as “beneficially owned” and in the calculation of common stock ownership are the following shares which the persons listed have the right to acquire prior to the expiration date shown pursuant to vested stock options granted under the 1999 stock option and grant plan - Mr. Woodward (7,500 prior to June 15, 2009 and 8,500 prior to October 17, 2010), Mr. Brunelle (2,000 prior to June 15, 2009 and 3,000 prior to October 17, 2010), Mr. Orsillo (1,500 prior to October 17, 2010), and Mr. Stratton (2,000 prior to June 15, 2009 and 3,000 prior to October 17, 2010).

5% Holder

Name and Address	Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Ownership
1. Jeffrey L. Gendell(1) 55 Railroad Avenue, 3rd Floor Greenwich CT 03830	146,801	9.82%
(1)Shares voting power through Tontine Financial Partners, L.P., Tontine Management, L.L.C., and Tontine Overseas Associates, L.L.C.

Compensation Discussion and Analysis

Objectives of Our Executive Compensation Program

Our long-term strategy is to enhance stockholder value. One of the ways in which we pursue this objective is by hiring, developing, and retaining executives who are dedicated to building and nurturing customer relationships that are mutually beneficial and enduring for our customers, employees, and the Company. It is these customer relationships that drive our success as a community bank.

With that strategy in mind, our executive compensation programs have been designed to enable us to hire, develop, motivate, and retain Executive Officers who will understand, embrace, and practice the fundamental values and beliefs that are the foundation of our corporate culture.

These compensation programs are based on sound compensation principles, and are designed to reward executives who demonstrate individual performance that is clearly aligned with our objectives and is sustained over time.

Elements of Compensation

Our executive compensation package has two basic elements: base salary and discretionary cash bonus awards. We also provide a competitive retirement package to all our employees through our 401(k) plan (which provides both discretionary profit sharing and matching contributions) and a traditional defined benefit plan. Our CEO is provided additional retirement benefits through a Non-Qualified Supplemental Executive Retirement Plan (“SERP”). In addition, we have entered into an employment agreement with our CEO and change in control agreements with certain of our Named Executive Officers.

There is no pre-determined target allocation mix of the elements of compensation listed above; i.e. there are no formulas prescribing certain percentage for the various elements of the compensation package. Base pay is a “not-at-risk” component of the compensation package, and is intended to provide market rate compensation to our Named Executive Officers for fulfilling the responsibilities of their respective positions. The discretionary profit sharing contributions and cash bonus awards are a variable component of cash compensation, and are “at-risk”; they are awarded only if warranted by the overall performance of the Company. The discretionary cash bonus awards are in recognition that an individual executive achieved, or exceeded, his/her annual personal objectives, which are established at the beginning of the year for each executive.

Process

Our Human Resources, Compensation, and Nominating Committee (the “Compensation Committee”) is responsible for overseeing the design, implementation, and effectiveness of the compensation packages provided to the CEO and the other Named Executive Officers. The CEO and other Named Executive Officers all have objectives assigned to them at the beginning of each year, and these objectives, Company performance, and Company values, are important benchmarks against which individual performance is measured.

The annual objectives of the CEO and all of the Named Executive Officers are developed so as to help achieve the corporate strategic objectives approved by the Board. Objectives address such issues as financial performance, profitability, growth strategies, improvement in the sales/service culture of the Company, and management succession. Each objective must be specific, understandable, measurable, and with a target date Tracking reports are used to report progress, problems and solutions.

The Compensation Committee annually reviews the performance of the CEO, and, based on that evaluation, recommends to the Board any adjustment in his base salary and any cash bonus award that it deems appropriate. The Compensation Committee also annually reviews with the CEO adjustments in base salary and cash bonus awards for the Named Executive Officers, as well as other officers who are his direct reports. This review is based upon (i) the CEO’s evaluation of each Named Executive Officer’s performance, as well as the performance of other officers who are his direct reports, during the year, and upon (ii) the Compensation Committee members’ personal observation of the officer’s performance during Board meetings, when each Named Executive Officer reports (verbally and in writing) on the division for which he/she is responsible.

In connection with its compensation decisions, the Compensation Committee takes into account our performance and the input of our compensation consultant, Thomas Warren & Associates, Inc., a regional firm based in Sherborn, Massachusetts (“Consultant”). The Consultant was engaged by the Company. Mr. Thomas Warren, the principal of the firm, has over three decades of experience in compensation matters, and has provided guidance to the Company and Compensation Committee for several years.

The Consultant maintains an extensive compensation data base of several dozen mutual and commercial banks in New England. The Consultant recommends grade structures and grade salary ranges, and provides criteria and consulting assistance in the placement of each position into an appropriate salary grade. The Consultant’s data base is periodically updated with input provided by clients and regional and national compensation surveys of the banking industry. This data base includes the salary information for several banks in our asset size group in New England ($500,000,000 to $900,000,000). In using the information he provides, we rely on our Consultant’s assurance that the data supporting his recommendations are, indeed, reflective of current compensation levels in community banks our size within the New England area. The Consultant also provides the Compensation Committee with specific information with respect to the compensation paid for certain positions by other banks in our region.

Independent of the input provided by the Consultant, we use published regional and national surveys of executive compensation paid by community banks of our size, and we also review the proxies of other banks, in order to stay current on their compensation practices.

Using the Consultant-provided data and our own research as reference points, we maintain our own salary grade and salary range structure, and review it annually to determine whether adjustments need to be made to keep it current and competitive. Such adjustments are recommended by the CEO to the Compensation Committee (after consultation with the Consultant) who, in turn, makes recommendations to the Board for their action. We believe that our own salary structure reflects current market conditions for banking executives in our market areas.

Our salary structure is comprised of a number of grades, which reflect the increasing responsibility level of the positions assigned to each grade -- from the entry-level positions to the CEO position. Within each grade, salary ranges are established for Minimum, Mid-Point, and Maximum dollar amounts. The key benchmark for the effective use of the structure is the Mid-Point, which we define as the “market rate for a fully-competent person providing the Company with a good, solid performance”. The Mid-Point reflects salaries paid by our peer group for a fully-competent performance. Using coaching and development techniques, we strive to move each employee up to Mid-Point, and beyond, as quickly as his/her individual performance warrants.

Base Salaries

The base salaries of the CEO and other Named Executive Officers are reviewed annually. For each position, consideration is given to (i) changes during the year in the market rate for the position, (ii) the general level of salary increase provided for in the annual budget, (iii) changes in the scope of the position, level of responsibility, or grade reassignment (iv) the level of achievement in completing the objectives assigned at the beginning of the year, and (v) the contribution made by the executive in providing leadership and making positive contributions to the effective functioning of the management team, and (vi) our overall performance.

Annual Cash Bonuses

Annual cash bonuses are determined at the discretion of the Board. Recommendations for cash bonus awards are initially made by the Compensation Committee. In the case of awards to Named Executives Officers other than the CEO, the Compensation Committee also takes into account recommendations made by the CEO. The Compensation Committee, in turn, makes recommendations to the Board, which has final approval authority. Generally, cash bonuses would be paid to each of the Named Executive Officers on the basis of his/her personal level of achievement as well as performance of the Company. However, it should be noted that in order to position the Company to be a more significant banking force in northern and central New Hampshire, a considerable amount of consolidation and restructuring was required over the past several years. In addition, considerable investments have been made in technology and the professional development of our employees. These investments have had a negative impact on earnings, which is reflected in the relatively low bonus compensation paid to our Named Executive Officers. Further, our net income has been at a level which precluded any significant discretion being applied to the individual performance factor, so the CEO and the Named Executive Officers each received the same flat percentage award.

Stock Option Grants

While we maintain a stock option plan, we have not made stock option grants in recent years. It is the current intention of the Board to explore other ways of providing incentives and rewards to senior management, as an encouragement to them to help work toward continuously improving the long-term value of the Company.

Employment Agreement and Change in Control Agreements

We have entered into an Employment Agreement with the CEO with a three-year term, which renews for one year annually, unless otherwise determined by the Board or the CEO.  It was entered into for our mutual benefit to help ensure stability in the top management position. We believe that the agreement provides the CEO with a reasonable assurance of employment, thus enabling him to commit all of his energy and attention to fulfilling the interests of the Company. The agreement gives the CEO termination benefits if he is terminated without cause, and it also gives him termination benefits under certain circumstances following a “change in control.” The termination benefit in the latter case would be a lump sum payment equal to 2.99 times his “base amount” of compensation.

We have entered into Key Employee Change in Control Agreements with certain of our other Named Executive Officers. We consider this agreement to be an essential tool in the recruitment and retention of such officers. The level of consolidation in the banking industry generally has given rise to an understandable concern on the part of bank officers regarding potential job loss or other adverse career developments following a change in control. To alleviate these concerns, the Key Employee Change in Control Agreement provides for the payment to affected officers, under certain conditions delineated in the agreement, of from 1.0 to 1.5 times their annual salaries. By entering into these agreements, we believe we can reinforce and encourage the continued attention and dedication of our Executive Officers to their assigned duties without distraction in the face of an actual or threatened change in control.

Retirement Benefits

Our defined benefit pension plan provides a guaranteed pension benefit, and is viewed as a valuable financial component of an individual’s retirement planning. We believe that it aids in the recruitment and retention of Executive Officers and other employees.

We also offer a 401(k) plan to substantially all our employees, another essential tool in recruiting and retaining our employees. Under this plan, we may make discretionary matching contributions equal to 50% of the first 4% of employees’ contributions. In addition, depending on the profit levels of the Company, we may make a discretionary profit sharing contribution to the plan. If this contribution is made, each employee in the plan receives the same flat percentage of his/her eligible plan compensation.

The CEO is the only Named Executive Officer who has a SERP. This arrangement was entered into in recognition that our regular retirement programs would not provide a retirement benefit that was commensurate with the responsibility level of the CEO. It is customary in the banking industry to provide a supplemental retirement plan to top management.

Executive Compensation

The following table sets forth information concerning the annual and long-term compensation for services rendered in all capacities to the Company during the fiscal year ended December 31, 2006, of those persons who were, at December 31, 2006: (i) the principal executive officer of the Company, (ii) the principal financial officer and (iii) the other three most highly compensated Executive Officers (collectively, the “Named Executive Officers”). Further, the table includes one individual who was no longer a Named Executive Officer as of December 31, 2006 but for whom disclosure is required. The Company did not make any stock or option grants in 2006 and does not maintain any non-equity incentive plans. Therefore, the columns relating to the stock awards, option awards and non-equity incentive plans have been omitted.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Change in Pension Value and Nonqualified Deferred Compensation Earnings(1)	All Other Compensation(2)	Total
William J. Woodward	2006	$328,000	$ 6,560	$214,887	$ 7,802	$557,249
Chairman, President and Chief Executive Officer

Richard P. Orsillo	2006	144,000	2,880	20,875	3,074	170,829
Senior Vice President and Chief Financial Officer

Richard T. Brunelle	2006	147,269	2,940	36,272	3,041	189,522
Senior Vice President, Northway Bank

John H. Stratton, Jr.	2006	134,616	2,680	23,016	2,877	163,189
Senior Vice President, Northway Bank

John A. Gobel	2006	122,846	2,420	15,629	2,622	143,517
Senior Vice President, Northway Bank

Robert P. Howe(3)	2006	108,679	2,067	17,251	105,659	233,656
Senior Vice President, Northway Bank

(1)
The compensation included in this column is comprised of: (a) the aggregate change in the actuarial present value of the accumulated benefit in the Retirement Plan for Employees of Northway Financial, Inc. from December 31, 2006 to December 31, 2006; and (b) with respect to Mr. Woodward, $182,596 in above-market earnings on a nonqualified deferred compensation related to his SERP in 2006.

(2)
The compensation reported in this column is comprised of: (a) with respect to Mr. Woodward, $3,453 associated with an auto lease; (b) with respect to Mr. Howe $103,345 in severance pay and (c) employer matching contributions allocated to the accounts of the Named Executive Officers in connection with Northway’s 401(k) Plan.

(3)	Mr. Howe was no longer an Executive Officer at December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End

The following table shows exercisable stock options including exercise price and expiration date for each of the Named Executive Officers as of the fiscal year ended December 31, 2006. No Named Executive Officer holds any options that are not exercisable.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price	Option Expiration Date
William J. Woodward	7,500	$28.000	June 15, 2009
William J. Woodward	8,500	22.625	October 17, 2010
Richard P. Orsillo	1,500	22.625	October 17, 2010
Richard T. Brunelle	2,000	28.000	June 15, 2009
Richard T. Brunelle	3,000	22.625	October 17, 2010
John H. Stratton, Jr.	2,000	28.000	June 15, 2009
John H. Stratton, Jr.	3,000	22.625	October 17, 2010

Pension Benefits

The Company maintains a noncontributory defined benefit pension plan covering all full-time and part-time employees who work at least 1,000 hours, have completed one year of service and have attained the age of 21. Vesting will occur after 5 years, and age 65 will be the normal retirement age. Early retirement may be taken, however, after age 55.

Pension benefits are calculated based on the sum of one percent of final average earnings up to a covered compensation limit, plus 0.65 percent of final average earnings in excess of covered compensation, times years of service since January 1, 1999, up to 30. Final average earnings are defined as the five consecutive years out of the employee’s last ten years of employment during which compensation is highest.
The compensation used to determine retirement benefits is calculated on the same basis as compensation set forth in the Summary Compensation Table except that under federal tax laws a maximum of $220,000 of compensation may be recognized. Benefits payable under the plan are not offset by social security benefits.

The following table shows the pension benefits for each of the Executive Officers, including number of years of credited service and the present value of the accumulated benefit.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
William J. Woodward	The Retirement Plan of Northway Financial, Inc.	8	$188,349	0
Richard P. Orsillo	The Retirement Plan of Northway Financial, Inc.	8	88,558	0
Richard T. Brunelle	The Retirement Plan of Northway Financial, Inc.	8	232,431	0
John H. Stratton, Jr.	The Retirement Plan of Northway Financial, Inc.	8	208,161	0
John A. Gobel	The Retirement Plan of Northway Financial, Inc.	2	28,090	0

(1)The Named Executive Officers have each been credited with eight years of service since January 1, 1999. In addition, Mr. Woodward, Mr. Stratton, and Mr. Brunelle are entitled to receive a benefit from the pension plan based on the benefit formula and their compensation and service in effect as of December 31, 1998.

Nonqualified Deferred Compensation

Northway has a SERP in which Mr. Woodward participates. Northway owns a Company-owned Life Insurance policy which is the funding mechanism for the SERP.

This SERP is an “account balance” type plan designed to provide retirement income to Mr. Woodward. Pre-retirement, Northway credits the participant’s account with a contribution at the end of each calendar year. Contributions to the account are equal to the excess (if any) of the gain in the associated life insurance contract over the cost of the funds expense as defined in the SERP. Contributions are not guaranteed by Northway.

The total retirement SERP benefit is as follows: Upon Mr. Woodward’s termination of employment for reasons other than death or for cause, the account balance is paid out to him in ten (10) equal annual installments on the first day of the month following the month in which employment is terminated. Upon death after retirement, the unpaid account balance, if any, is paid out in a lump sum to the named beneficiary. During retirement, an additional retirement payment, based on the policy gains associated with the prior calendar year, will also be paid on an annual basis until the executive’s death. In the event of Mr. Woodward’s death while employed by Northway, the SERP provides a death benefit of $2,000,000 be paid to his beneficiary.

The following table shows the nonqualified deferred compensation for Mr. Woodward:

Name	Executive Contributions in 2006	Registrant Contributions in 2006	Aggregate Earnings in 2006	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/06
William J. Woodward	$0	$0	$199,243	$0	$506,375

Employment Contracts

Mr. Woodward has entered into an employment agreement with the Company.  Pursuant to the employment agreement, he provides ongoing services to the Company on a full-time basis for a period of three years. This term is automatically renewed for a one year period commencing on each anniversary of the agreement unless either he or the Company gives written notice to the other electing not to extend the term. The employment agreement provides for an annual base salary that is subject to increase from time to time in the discretion of the Board. The employment agreement also provides for participation in incentive or bonus program established by the Board, as well as other employee benefit plans which the Company may from time to time have in effect for all or most of its senior executives.

In addition to certain confidentiality and non-compete provisions, the agreement provides that if Mr. Woodward is terminated from full-time employment with the Company without cause prior to the end of the respective term, then he will be entitled to receive his base salary at the rate then in effect and certain group health benefits for the remainder of such term (the “Termination Benefits Period”); provided, that in the event he commences any employment or self-employment during the Termination Benefits Period, the remaining amount of base salary due, for the period from the commencement of such employment or self-employment to the end of the Termination Benefit Period, will be reduced by one-half of the salary he receives from such employment or self-employment.  In addition, if he receives benefits from such employment or self-employment comparable to those benefits provided by the Company, the continuation of group health benefits shall cease effective as of the date of commencement of such employment or self-employment.

The employment agreement also provides for termination benefits if Mr. Woodward’s employment with the Company is terminated under certain circumstances following a “change of control.” If within 18 months following a change of control of the Company, his employment is terminated by the Company or its successor or by himself following the occurrence of certain adverse actions taken with respect to his employment, or if his employment is terminated without cause, the Company must, in lieu of any other termination benefits described above, pay to him (or his estate, if applicable) a lump-sum payment equal to 2.99 times his “base amount” (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended). Based on his current compensation the payment to Mr. Woodward in the event his employment was terminated would be $980,720. In the event that the payments Mr. Woodward would otherwise receive under this Agreement are not be deductible by the Company under Section 280G of the Internal Revenue Code, Mr. Woodward's payments will be reduced to the maximum amount deductible by the Company under Section 280G of the Internal Revenue Code. In addition, Mr. Woodward’s SERP provides for a $2,000,000 death benefit should he die while still employed by the Company.

Key Employee Agreements

The Company has entered into Key Employee agreements with certain of the Named Executive Officers of the Company.  These agreements provide for payments to the officer upon the officer’s termination or resignation in connection with certain specified actions adverse to the officer’s employment status following a change in control of the Company.  The amount of such payments ranges from 1.0 to 1.5 times such officer’s annual compensation.  The following table shows payments that would be made to Named Executive Officers in the event that the officer’s employment was terminated within a year following a change of control.  The dollar amounts reflect each officer’s annual salary as shown in the Summary Compensation Table.

NAME	Payments in the Event of a Change of Control(1)
John A. Gobel, SVP(2)	$ -
Richard P. Orsillo, SVP	144,000
Richard T. Brunelle, SVP	220,904
John H. Stratton, Jr., SVP	201,924

(1)
The payments in the event of a change of control are a multiple of annual compensation.  The amounts reflected in the table are indicative of the total amount payable to the executive, if a change of control took place during 2007.  The payments would be disbursed in periodic installments.

(2)
John Gobel currently does not have a key employment agreement, and it is the intention of the Company to provide him with an agreement that would allow him to be eligible for a change in control payment of 1 times his annual compensation.

Compensation of Directors

Directors of Northway are paid an annual retainer fee of $11,000 for service on the Board. In addition, Committee members, including Chairpersons are paid $600 for each Committee meeting attended. The Chairperson for the Audit and Compliance Committee and the Human Resources, Compensation and Nominating Committee receives an additional annual fee of $8,500. Directors who also serve on the Executive Committee receive an additional annual fee of $12,000. The Vice Chairman of the Board, Mr. Adams, receives an annual fee of $33,000, which is comprised of an annual retainer, a fee for serving on the Executive Committee, and a fee for serving as Vice Chairman. In addition, Directors are paid a fee for telephonic meetings of the Board and its committees as follows: meetings of less than 16 minutes in duration are paid no fee; meetings of 16-60 minutes are paid a fee of $100 and meetings of more than 60 minutes are paid a fee of $600. Further, during 2006, Mr. Adams was recognized for his years of service to the Company and received an additional fee of $20,000.

The following table shows payments made to each director during 2006:

Name	Fees Earned or Paid in Cash	All Other Compensation	Total
Fletcher W. Adams	$37,200	$20,000	$57,200
Frederick C. Anderson	14,600	-	14,600
Stephen G. Boucher	24,300	-	24,300
Arnold P. Hanson, Jr.	23,100	-	23,100
Barry J. Kelley	15,200	-	15,200
Randall G. Labnon	16,400	-	16,400
John H. Noyes	27,800	-	27,800
Brien L. Ward	14,000	-	14,000

Equity Compensation Plan Information

The following table sets forth information regarding securities authorized for issuance under Northway’s equity compensation plans as of December 31, 2006:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of securities reflected in outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding column (a))
Equity compensation plans approved by security holders	30,500	$24.65	127,750

Equity compensation plans not approved by security holders	-

Total	30,500	$24.65	127,750

REPORT OF THE HUMAN RESOURCES, COMPENSATION AND NOMINATING COMMITTEE

The Human Resources, Compensation and Nominating Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

Submitted by the members of the Human Resources, Compensation and Nominating Committee.
Stephen G. Boucher, Chairman
Fletcher W. Adams
Randall G. Labnon
John H. Noyes

THE FOREGOING REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE SECURITIES AND EXCHANGE COMMISSION AND SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT NORTHWAY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

REPORT OF THE AUDIT AND COMPLIANCE COMMITTEE

The Board has established an Audit and Compliance Committee, whose members, as of December 31, 2006, are Arnold P. Hanson, Jr., Chairman; Frederick C. Anderson; Barry J. Kelly; and Brien L. Ward. The Board has determined that the members of the Audit and Compliance Committee are “independent” under the rules of the NASDAQ Stock Market.

During 2006, the Audit and Compliance Committee reviewed and discussed the audited financial statements with the Company’s management and discussed with Shatswell, MacLeod & Company, P.C., the Company’s independent auditors, the matters required to be discussed by SAS No. 61 (Communication with Audit Committees) as amended by SAS No. 90 (Audit Committee Communications).

In addition, the Audit and Compliance Committee has also received from the independent auditors the written disclosures and the letter required by the Independence Standards Board Standards No. 1 (Independence Discussions with the Audit Committee) and has discussed with the auditors their independence and received from the auditors disclosures regarding their independence.

The Audit and Compliance Committee has recommended to the Board that the audited financial statements be included in Northway’s Annual Report on Form 10-K for the year ended December 31, 2006, based on its review and the discussions described above.

When considering the auditors’ independence, Northway’s Audit and Compliance Committee considered and concluded that the provision of the non-audit services above is compatible with maintaining the auditor’s independence.

Submitted by the members of the Audit and Compliance Committee.
    Arnold P. Hanson, Jr., Chairman
    Frederick C. Anderson
    Barry J. Kelley
    Brien L. Ward

THE FOREGOING REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE SECURITIES AND EXCHANGE COMMISSION AND SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT NORTHWAY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

Fees Paid to Independent Auditors

The following table presents fees for professional audit services rendered by Shatswell, MacLeod & Company, P.C. for the audit of the Company’s annual financial statements for 2006 and 2005, and fees billed for other services rendered by Shatswell, MacLeod & Company, P.C.

	2006	2005
Audit fees	$112,000	$98,910
Tax fees	7,000	13,000
All other fees[1]	6,000	6,000
1Fees for certification of The Retirement Plan for the Employees of Northway Financial and for The Northway Financial, Inc. 401(k) and Profit Sharing Plan.

The Audit and Compliance Committee pre-approves all auditing services and the terms thereof (which may include providing comfort letters in connection with securities underwritings) and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the applicable rules of the Securities and Exchange Commission or the Public Company Accounting Oversight Board) to be provided to the Company by the independent auditor; provided, however, the pre-approval requirement is waived with respect to the provision of non-audit services for the Company if the “de minimus” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. There were no services provided under the “de minimus” provision in 2006. The authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who shall present all decisions to pre-approve an activity to the full Audit and Compliance Committee at its first meeting following such decision.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Bank has, during its ordinary course of business, made loans to Directors and Executive Officers. Loans are made on substantially the same terms, including rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. The Bank has had (and expects to have in the future) banking transactions with Directors, Executive Officers, principal stockholders, and their associates on the same terms (including interest rates and collateral on loans) as those prevailing at the same time for comparable transactions with others, and which do not involve more than the normal risk of collectibility or present other unfavorable features.

The largest aggregate amount of such extensions of credit to Directors, Executive Officers, principal stockholders, and their associates during the period of January 1, 2006 through December 31, 2006 was $696,548. The aggregate amount owing to the Bank from such individuals on December 31, 2006 was $571,251, or 1.10% of stockholders' equity. As mentioned above, these loans were made on the same terms for comparable transactions with others.

There were no Executive Officers or Directors whose direct or indirect liability to the Bank exceeded 10% of stockholders' equity at any time during the year.

During 2006 the Company did not receive any services from Directors and their affiliated business or professional entities which totaled $120,000.

RELATIONSHIP WITH INDEPENDENT AUDITORS

Shatswell, MacLeod & Company, P.C. was Northway's independent auditing firm for 2006. Representatives of Shatswell, MacLeod & Company, P.C. are expected to be present at the meeting to respond to stockholders' questions and will have the opportunity to make a statement if they so desire. The firm of Shatswell, MacLeod & Company, P.C. has served as the Northway's independent auditing firm since September 30, 1997.

OTHER MATTERS

The Board is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

INFORMATION INCORPORATED BY REFERENCE

In our filings with the SEC, information is sometimes incorporated by reference. This means that we are referring you to information that we have filed separately with the SEC. The information incorporated by reference should be considered part of this Proxy Statement, except for any information superceded by information contained directly in this Proxy Statement. The following documents are incorporated by reference herein:

•	our Annual Report on Form 10-K for fiscal years ended December 31, 2006, including audited financial information;
•	our Form 8-K reporting the financial results for the fiscal quarter ended March 31, 2007 and quarterly dividend payment filed on April XX, 2007; and
•	our Form 8-K announcing the Board of Director approval of a reverse forward stock split filed on April 13, 2007.

We also incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this document and the date of the special meeting.

We will provide, without charge, upon the written or oral request of any person to whom this document is delivered, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this document. You may obtain a copy of these documents and any amendments thereto by written request addressed to Northway Financial, Inc., 9 Main Street, Berlin, NH 03570

AVAILABLE INFORMATION

A copy of Northway's Annual Report to Stockholders, including financial statements has been mailed to all stockholders of record as of the close of business on June 1, 2007. Any stockholder who has not received a copy of such Annual Report or would like to obtain a copy of Northway's Annual Report on Form 10-K may do so, free of charge, by writing to Richard P. Orsillo, Senior Vice President & Chief Financial Officer, c/o Northway Financial, Inc., 9 Main Street, Berlin, NH 03570. Alternatively, this report is available free of charge on the Company’s website at www.northwaybank.com as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission. Such Annual Report is not to be treated as a part of the proxy solicitation material or as having been incorporated herein by reference.

Northway is currently subject to the information requirements of the Exchange Act, and in accordance therewith, files periodic reports, proxy statements and other information with the SEC relating to its business, financial and other matters. Copies of such reports, proxy statements and other information, as well as the Schedule 13E-3, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's internet address at "www.sec.gov."

STOCKHOLDER PROPOSALS

Northway's By-laws provide that any director nominations and new business proposals intended to be submitted by stockholders in connection with an Annual Meeting of Stockholders must be filed, delivered to, or mailed to and received by, Northway at its principal executive office not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting (the “Anniversary Date”) or, in other words, no later than May 17, 2008 and no earlier than April 2, 2008 for Northway’s next Annual Meeting; provided, however, that in the event the Annual Meeting is scheduled to be held on a date more than 30 days before the Anniversary Date or more than 60 days after the Anniversary Date, a stockholder’s notice shall be timely if delivered to, or mailed to and received by, Northway at its principal executive office not later than the close of business on the later of (1) the 75th day prior to the scheduled date of such Annual Meeting and (2) the 15th day following the day on which public announcement of the date of such Annual Meeting is first made by Northway. Any proposal should be sent to, and a copy of the applicable provision(s) of the By-laws may be obtained, without charge, upon written request to, Joseph N. Rozek, Secretary, of Northway at its principal executive office in Berlin, New Hampshire. The proposal must also comply with the other requirements of Northway’s By-laws. Proxies solicited by the Board will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

In addition to the foregoing, in accordance with the rules of the SEC, any proposal that a stockholder intends to present at the Annual Meeting of stockholders in 2008 must be received by Northway not less than 120 calendar days prior to the anniversary date of the immediately preceding Proxy Statement, or February 22, 2008, to be eligible for inclusion in the Proxy Statement and form of proxy relating to such meeting. These proposals must also comply with the rules of the SEC governing the form and content of proposals in order to be included in Northway’s Proxy Statement and form of proxy.

By Order of the Board of Directors

Joseph N. Rozek
Secretary
Berlin, New Hampshire
June 21, 2007

APPENDIX A-1

PROPOSED FORM OF AMENDMENT TO

ARTICLES OF INCORPORATION

TO EFFECT REVERSE STOCK SPLIT

Article Fourth of the Amended and Restated Articles of Incorporation is hereby amended by deleting Section 1 in its entirety and replacing it with the following Section 1:

“Number of Shares. The aggregate number of shares which the corporation shall have authority to issue is 9,000,000 shares of Common Stock, par value $1.00 per share, and 1,000,000 shares of Preferred Stock, par value $1.00 per share.

As set forth in this Article Fourth, the Board or any authorized committee thereof is authorized from time to time to establish and designate one or more series of Preferred Stock, to fix and determine the variations in the relative rights and preferences as between the different series of Preferred Stock in the manner hereinafter set forth in this Article Fourth, and to fix or alter the number of shares comprising any such series and the designation thereof to the extent permitted by law.

The number of authorized shares of the class of Preferred Stock may be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of the holders of a majority of the Common Stock entitled to vote, without a vote of the holders of the Preferred Stock, pursuant to the resolution or resolutions establishing the class of Preferred Stock or Amended and Restated Articles of Incorporation, as it may be amended from time to time.

Without regard to any other provision of these Amended and Restated Articles of Incorporation, each one (1) share of Common Stock, either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one-four hundredth (1/400th) of a fully-paid and nonassessable share of Common Stock, provided that no fractional shares shall be issued to any registered holder of fewer than 400 shares of Common Stock immediately prior to the time this amendment becomes effective, and that instead of issuing such fractional shares, the Corporation shall pay in cash $37.50 for each share of Common Stock held by any registered holder of fewer than 400 shares of Common Stock immediately before the time this amendment becomes effective.”

APPENDIX A-2

PROPOSED FORM OF AMENDMENT TO

ARTICLES OF INCORPORATION

TO EFFECT FORWARD STOCK SPLIT

Article Fourth of the Amended and Restated Articles of Incorporation is hereby amended by deleting Section 1 in its entirety and replacing it with the following Section 1:

“Number of Shares. The aggregate number of shares which the corporation shall have authority to issue is 9,000,000 shares of Common Stock, par value $1.00 per share, and 1,000,000 shares of Preferred Stock, par value $1.00 per share.

As set forth in this Article Fourth, the Board or any authorized committee thereof is authorized from time to time to establish and designate one or more series of Preferred Stock, to fix and determine the variations in the relative rights and preferences as between the different series of Preferred Stock in the manner hereinafter set forth in this Article Fourth, and to fix or alter the number of shares comprising any such series and the designation thereof to the extent permitted by law.

The number of authorized shares of the class of Preferred Stock may be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of the holders of a majority of the Common Stock entitled to vote, without a vote of the holders of the Preferred Stock, pursuant to the resolution or resolutions establishing the class of Preferred Stock or Amended and Restated Articles of Incorporation, as it may be amended from time to time.

Without regard to any other provision of these Amended and Restated Articles of Incorporation, each one (1) share of Common Stock, either issued and outstanding and any fractional share held by any stockholder who holds in excess of one (1) share immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into eight hundred (800) fully-paid and nonassessable shares of Common Stock (or, with respect to fractional shares, such lesser number of shares and fractional shares as may be applicable upon such 800 for one ratio), provided that no fractional shares of Common Stock shall be issued.”

APPENDIX B-1

OPINION OF NORTHEAST CAPITAL

NORTH
Capital & Advisory, Inc.
EAST

80 State Street * Albany, NY 12207
(518) 426-0100 * FAX (518) 426-0104

April 9, 2007

Members of the Board of Directors:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, of the cash consideration being paid to certain shareholders of Northway Financial, Inc. ("Northway") in connection with a going-private transaction ("Transaction"). As described more fully in the draft Proxy Statement provided to us, the Transaction is being completed through a reverse stock split followed by a forward stock split (together these are referred to as the "Stock Splits"). Under the terms of the Transaction, each shareholder of record with fewer than 400 shares will receive $37.50 per share in cash. This reverse split will be followed by an 800 for 1 forward stock split.

Northeast Capital and Advisory, Inc., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to Northway in connection with the Transaction and we expect to receive compensation for our services in connection with the Transaction, which is contingent upon rendering this opinion. Northway also has agreed to reimburse our reasonable expenses and to indemnify us against certain liabilities arising out of our engagement, including liabilities under federal securities laws. We may provide financial advisory services to Northway in the future.

In connection with this opinion, we have reviewed, analyzed and relied upon material relative to the financial and operating condition of Northway, including among other things, the following: (i) the draft of the Proxy Statement describing the Stock Splits, which we assume will correspond in all material respects to the final documents to be mailed to all shareholders; (ii) Northway's annual report to stockholder and financial statements as filed on Form 10-K as amended for each of the three years ended December 31, 2004, 2005 and 2006; (iii) Northway's

NORTH
Capital & Advisory, Inc.
EAST

Northway Financial, Inc.
Fairness Opinion Letter
April 9, 2007
Page - 2

quarterly reports and financial statements as filed on Form 10-Q for the three, six, and nine month periods ending March 31, June 30, and September 30, 2006, respectively; (iv) recent trading activity of Northway's common stock; and (v) other financial information concerning the businesses and operations of Northway furnished to us by Northway for purposes of our analysis. We have also held discussions with senior management of Northway regarding the past and current business operations, regulatory regulations, financial condition and the future prospects of Northway and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for Northway with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of recent splits or other going private transactions in the banking industry and performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Northway as to the reasonableness and achievability of the financial and operating forecasts and projections provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of management and that such forecasts and projections will be substantially realized in the amounts and in the time periods currently estimated by management. With your consent, we relied upon advice of counsel and independent accountants to Northway as to legal and financial matters, respectively, concerning Northway and the Transaction, and have assumed that the Transaction will be conducted in a manner that complies in all respects with applicable statutes, law, rules and regulations. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Northway, nor have we examined any individual credit files.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Northway; (ii) future prospects of Northway; (iii) the nature and terms of certain other similar transactions involving banks and bank holding companies; (iv) trading activity in Northway's stock, and; (v) premiums paid on other "going private" transactions. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other similar transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion

NORTH
Capital & Advisory, Inc.
EAST

Northway Financial, Inc.
Fairness Opinion Letter
April 9, 2007
Page - 3

is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

It is understood that this letter is for the information of the Board of Directors and may not be used for any other purpose without our prior written consent; provided however, that Northway may include the opinion in its entirety as an exhibit or appendix to any report, statement or schedule filed by Northway with the Securities and Exchange Commission under the Securities Act of 1934 in connection with the Transaction.

This opinion does not address the relative merits of the Transaction, nor the privatization impact for either Northway or the remaining shareholders. In addition, we have not considered, nor are we expressing any opinion herein with respect to the price at which Northway will trade subsequent to the Transaction and de-registration from the SEC.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the cash consideration of $37.50 per share to be paid in the Transaction to record holders of fewer than 400 shares is fair, from a financial point of view, to those shareholders of Northway.

Respectfully,

Northeast Capital & Advisory, Inc.

NORTHEAST CAPITAL & ADVISORY, INC.

APPENDIX B-2

UPDATED OPINION OF NORTHEAST CAPITAL

[ __, 2007]

APPENDIX C

NORTHWAY FINANCIAL, INC.

Audit Committee Charter

(Adopted by the Board of Directors at a meeting held on February 27, 2007)

I.	General Statement of Purpose

The purposes of the Audit Committee of the Board of Directors (the “Audit Committee”) of Northway Financial, Inc. (the “Company”) are to:

•	oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements;
•
assist the Board of Directors (the “Board”) in its oversight of (1) the integrity of the Company’s financial statements, and (2) the qualifications, independence and performance of the Company’s independent auditors; and

•	prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement;
•	oversee the internal audit function of the Company.

II.	Composition

The Audit Committee shall consist of at least three (3) members of the Board, each of whom must (1) be “independent” as defined in Rule 4200 under the Marketplace Rules of the National Association of Securities Dealers, Inc. (“NASD”), (2) meet the criteria for independence set forth in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 10A-3(b)(1) promulgated thereunder (subject to the exemptions provided in Rule 10A-3(c)), and (3) not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.

Notwithstanding the foregoing, one director who (1) is not “independent” as defined in Rule 4200 under the Marketplace Rules of the NASD, (2) meets the criteria for independence set forth in Section 10A(m)(3) of the Exchange Act and the rules promulgated thereunder, and (3) is not a current officer or employee or a “family member” (as defined in Rule 4200 under the Marketplace Rules of the NASD) of such officer or employee, may be appointed to the Audit Committee, if the Board, under exceptional and limited circumstances, determines that membership on the Audit Committee by the individual is required by the best interests of the Company and its stockholders, and the Board discloses, in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination. A member appointed under this exception may not serve on the Audit Committee for more than two years and may not chair the Audit Committee.

Each member of the Audit Committee must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. At least one member of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

The Human Resources, Compensation and Nominating Committee shall recommend nominees for appointment to the Audit Committee annually and as vacancies or newly created positions occur. The members of the Audit Committee shall be appointed annually by the Board and may be replaced or removed by the Board with or without cause. Resignation or removal of a Director from the Board, for whatever reason, shall automatically and without any further action constitute resignation or removal, as applicable, from the Audit Committee. Any vacancy on the Audit Committee, occurring for whatever reason, may be filled only by the Board. The Board shall designate one member of the Audit Committee to be Chairman of the committee.

III.	Compensation

A member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board or any other committee established by the Board, receive from the Company any consulting, advisory or other compensatory fee from the Company. A member of the Audit Committee may receive additional Directors’ fees to compensate such member for the significant time and effort expended by such member to fulfill his or her duties as an Audit Committee member. Such additional fees may be greater than those fees paid to other Directors, but should be commensurate with the time and effort expected to be expended by such Audit Committee member in the performance of his or her duties as an Audit Committee member.

IV.	Meetings

The Audit Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this Charter, but not less frequently than quarterly. A majority of the members of the Audit Committee shall constitute a quorum for purposes of holding a meeting and the Audit Committee may act by a vote of a majority of the members present at such meeting. The Chairman of the Audit Committee, in consultation with the other Committee members, may determine the frequency and length of the committee meetings and may set meeting agendas consistent with this Charter.

V.	Responsibilities and Authority

A.	Review of Charter

•
The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend to the Board any amendments or modifications to the Charter that the Audit Committee deems appropriate.

B.	Matters Relating to Selection, Performance and Independence of Independent Auditor

•
The Audit Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services.

•	The Audit Committee shall instruct the independent auditor to report directly to the Audit Committee.
•
The Audit Committee shall pre-approve all auditing services and the terms thereof (which may include providing comfort letters in connection with securities underwritings) and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board) to be provided to the Company by the independent auditor; provided, however, the pre-approval requirement is waived with respect to the provision of non-audit services for the Company if the “de minimus” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. This authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who shall present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

•
The Audit Committee shall determine, to the extent it deems necessary or appropriate, the compensation to be paid to the independent auditor or other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and the Company shall pay such compensation.

•	The Audit Committee may review and approve the scope and staffing of the independent auditors’ annual audit plan(s).
•
The Audit Committee shall request that the independent auditor provide the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, as modified or supplemented, require that the independent auditor submit to the Audit Committee on a periodic basis a formal written statement delineating all relationships between the independent auditor and the Company, discuss with the independent auditor any disclosed relationships or services that may impact the objectivity and independence of the independent auditor, and based on such disclosures, statement and discussion take or recommend that the Board take appropriate action in response to the independent auditor’s report to satisfy itself of the independent auditor’s independence.

•
The Audit Committee may consider whether the provision of the services covered in Items 9(e)(2) and 9(e)(3) of Regulation 14A of the Exchange Act (or any successor provision) is compatible with maintaining the independent auditor’s independence.

•	The Audit Committee may recommend to the Board policies with respect to the potential hiring of current or former employees of the independent auditor.
•
The Audit Committee shall evaluate the independent auditors’ qualifications, performance and independence, and present its conclusions with respect to the independent auditors to the full Board. As part of such evaluation, at least annually, the Audit Committee shall:

•
obtain and review a report or reports from the independent auditor regarding (1) the auditor’s internal quality-control procedures, (2) any material issues raised by the most recent internal quality-control review or peer review of the auditors or by any inquiry or investigation by government or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the auditors, and any steps taken to address any such issues, and (3) in order to assess the auditor’s independence, all relationships between the independent auditor and the Company;

•	review and evaluate the performance of the independent auditor and the lead partner; and
•
assure the regular rotation of the audit partners (including, without limitation, the lead and concurring partners) as required under Section 10A(j) of the Exchange Act and Rule 2-01 of Regulation S-X.

•
In this regard, the Audit Committee shall also (1) seek the opinion of management and the internal auditors of the independent auditors’ performance and (2) consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm.

C.	Audited Financial Statements and Annual Audit

•
The Audit Committee shall review the overall audit plan (both internal and external) with the independent auditor and the members of management who are responsible for preparing the Company’s financial statements, including the Company’s Chief Financial Officer and/or principal accounting officer or principal financial officer (the Chief Financial Officer and such other officer or officers are referred to herein collectively as the “Senior Accounting Executive”).

•	The Audit Committee shall review and discuss with management (including the Company’s Senior Accounting Executive) and with the independent auditor:

(i)
the Company’s annual audited financial statements and Management’s Discussion and Analysis, including (a) all critical accounting policies and practices used or to be used by the Company, (b) the Company’s disclosures under Management’s Discussion and Analysis, prior to the filing of the Company’s Annual Report on Form 10-K and (c) any significant financial reporting issues that have arisen in connection with the preparation of such audited financial statements.

(ii)
any analyses prepared by management, the internal auditors and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements. The Audit Committee may consider the ramifications of the use of such alternative disclosures and treatments on the financial statements, and the treatment preferred by the independent auditor. The Audit Committee may also consider other material written communications between the registered public accounting firm and management, such as any management letter or schedule of unadjusted differences;

(iii)	the adequacy of the Company’s internal controls and procedures for financial reporting and any special audit steps adopted in light of material control deficiencies.

(iv)
major changes in and other issues regarding accounting and auditing principles and procedures and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles;

(v)	the effect of regulatory and accounting initiatives, as well as off-balance sheet transactions and structures, on the financial statements of the Company; and

(vi)	the conduct, the adequacy and results of the review of the loan portfolios of the Company’s subsidiary banks.

•
The Audit Committee shall review and discuss with the independent auditor (outside of the presence of management) how the independent auditor plans to handle its responsibilities under the Private Securities Litigation Reform Act of 1995, and request assurance from the auditor that Section 10A(b) of the Exchange Act has not been implicated.

•
The Audit Committee shall review and discuss with the independent auditor any audit problems or difficulties and management’s response thereto. This review shall include (1) any difficulties encountered by the auditor in the course of performing its audit work, including any restrictions on the scope of its activities or its access to information, (2) a discussion of the responsibilities, budget and staffing of the Company’s internal audit function, and (3) any significant disagreements with management.

•
The Audit Committee shall review and discuss with the independent auditor those matters brought to the attention of the Audit Committee by the auditors pursuant to Statement on Auditing Standards No. 61 (“SAS 61”) and may otherwise consider in connection with its review of any difficulties that the auditor may have encountered with management or others:

(i)	any restrictions on the scope of the independent auditors’ activities or access to requested information;

(ii)	any accounting adjustments that were noted or proposed by the auditors but were “passed” (as immaterial or otherwise);

(iii)	any communications between the audit team and the audit firm’s national office regarding auditing or accounting issues presented by the engagement;

(iv)	any management or internal control letter issued, or proposed to be issued, by the auditors; and

(v)	any significant disagreements between the Company’s management and the independent auditors.

•	The Audit Committee shall review and discuss with the independent auditors the report required to be delivered by such auditors pursuant to Section 10A(k) of the Exchange Act.
•
If brought to the attention of the Audit Committee, the Audit Committee shall discuss with the CEO and CFO of the Company (1) all significant deficiencies and material weaknesses in the design or operation of internal controls and procedures for financial reporting, including the Company’s loan review process, which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act, within the time periods specified in the SEC’s rules and forms, and (2) any fraud involving management or other employees who have a significant role in the Company’s internal controls and procedures for financial reporting.

•
Based on the Audit Committee’s review and discussions (1) with management of the audited financial statements, (2) with the independent auditor of the matters required to be discussed by SAS 61, and (3) with the independent auditor concerning the independent auditor’s independence, the Audit Committee shall make a recommendation to the Board as to whether the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the last fiscal year.

•
The Audit Committee shall prepare the Audit Committee report required by Item 306 of Regulation S-K of the Exchange Act (or any successor provision) to be included in the Company’s annual proxy statement.

D.	Internal Auditors

•
At least annually, the Audit Committee shall evaluate the performance, responsibilities, budget and staffing of the Company’s internal audit function and review the internal audit plan. Such evaluation may include a review of the responsibilities, budget and staffing of the Company’s internal audit function with the independent auditors.

•
In connection with the Audit Committee’s evaluation of the Company’s internal audit function, the Audit Committee may evaluate the performance of the senior officer or officers responsible for the internal audit function.

E.	Unaudited Quarterly Financial Statements

•
The Audit Committee shall discuss with management and the independent auditor, prior to the filing of the Company’s Quarterly Reports on Form 10-Q, (1) the Company’s quarterly financial statements and the Company’s related disclosures under Management’s Discussion and Analysis, (2) such issues as may be brought to the Audit Committee’s attention by the independent auditor pursuant to Statement on Auditing Standards No. 100 and (3) any significant financial reporting issues that have arisen in connection with the preparation of such financial statements.

F.	Procedures for Addressing Complaints and Concerns

•
The Audit Committee shall establish procedures for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	The Audit Committee may review and reassess the adequacy of these procedures periodically and adopt any changes to such procedures that the Audit Committee deems necessary or appropriate.

G.	Regular Reports to the Board

•
The Audit Committee shall regularly report to and review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the independent auditors, the performance of the internal audit or loan review function and any other matters that the Audit Committee deems appropriate or is requested to review for the benefit of the Board.

VI.	Additional Authority

The Audit Committee is authorized, on behalf of the Board, to do any of the following as it deems necessary or appropriate:

A. Engagement of Advisors

•
The Audit Committee may engage independent counsel and such other advisors, as it deems necessary or advisable to carry out its duties, responsibilities and powers. If such counsel or other advisors are engaged, the Audit Committee shall determine the compensation or fees payable to such counsel or other advisors and the Company shall pay such compensation or fees.

B.	Legal and Regulatory Compliance

•
The Audit Committee may discuss with management and the independent auditor and review with the Board the legal and regulatory requirements applicable to the Company and its subsidiaries and the Company’s compliance with such requirements. The Audit Committee may, if it determines it to be appropriate, make recommendations to the Board or other committees of the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations.

•
The Audit Committee may discuss with management legal matters (including pending or threatened litigation) that may have a material effect on the Company’s financial statements or its compliance policies and procedures.

C.	General

•
The Audit Committee may form and delegate authority to subcommittees consisting of one or more of its members as the Audit Committee deems appropriate to carry out its responsibilities and exercise its powers.

•	The Audit Committee may perform such other oversight functions outside of its stated purpose as may be requested by the Board from time to time.
•
In performing its oversight function, the Audit Committee shall be entitled to rely upon advice and information that it receives in its discussions and communications with management, the independent auditor and such experts, advisors and professionals as may be consulted with by the Audit Committee.

•
The Audit Committee is authorized to request that any officer or employee of the Company, the Company’s outside legal counsel, the Company’s independent auditor or any other professional retained by the Company to render advice to the Company attend a meeting of the Audit Committee or meet with any members of or advisors to the Audit Committee.

•	The Audit Committee is authorized to incur such ordinary administrative expenses as are necessary or appropriate in carrying out its duties and the Company shall pay such expenses.

Notwithstanding the responsibilities and powers of the Audit Committee set forth in this Charter, the Audit Committee does not have the responsibility of planning or conducting audits of the Company’s financial statements or determining whether the Company’s financial statements are complete, accurate and in accordance with GAAP. Such responsibilities are the duty of management and, to the extent of the independent auditor’s audit responsibilities, the independent auditor. In addition, it is not the duty of the Audit Committee to conduct investigations or to assure compliance with laws and regulations or the Company’s Ethics and Conflict of Interest Policy.

APPENDIX D

CHAPTER 293-A
NEW HAMPSHIRE BUSINESS CORPORATION ACT
Dissenters' Rights

293-A:13.01 Definitions. - In this subdivision:

       (1) "Corporation'' means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation or other entity by merger, share exchange, or conversion of that issuer.

       (2) "Dissenter'' means a stockholder who is entitled to dissent from corporate action under RSA 293-A:13.02 and who exercises that right when and in the manner required by RSA 293-A:13.20 through 293-A:13.28.

       (3) "Fair value,'' with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

       (4) "Interest'' means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

       (5) "Record stockholder'' means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

       (6) "Beneficial stockholder'' means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record stockholder.

       (7) "Stockholder'' means the record stockholder or the beneficial stockholder.

293-A:13.02 Right to Dissent. - (a) A stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

       (1) Consummation of a plan of merger to which the corporation is a party:

          (i) If stockholder approval is required for the merger by RSA 293-A:11.03 or the articles of incorporation and the stockholder is entitled to vote on the merger; or

          (ii) If the corporation is a subsidiary that is merged with its parent under RSA 293-A:11.04.

       (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the stockholder is entitled to vote on the plan.

       (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the stockholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the stockholders within one year after the date of sale.

       (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

          (i) Alters or abolishes a preferential right of the shares.

          (ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

          (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.

          (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

          (v) Reduces the number of shares owned by the stockholder to a fraction of a share if the fractional share so created is to be acquired for cash under RSA 293-A:6.04.

       (5) Any corporate action taken pursuant to a stockholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of Directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

       (6) Consummation of a plan of conversion to which the corporation is a party converting to another entity.

    (b) A stockholder entitled to dissent and obtain payment for his shares under this subdivision shall not challenge the corporate action creating his entitlement, unless the action is unlawful or fraudulent with respect to the stockholder or the corporation.

293-A:13.03 Dissent by Nominees and Beneficial Owners. - (a) A record stockholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

    (b) A beneficial stockholder may assert dissenters' rights as to shares held on his behalf only if:

       (1) He submits to the corporation the record stockholder's written consent to the dissent not later than the time the beneficial stockholder asserts dissenters' rights; and

       (2) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

293-A:13.20 Notice of Dissenters' Rights. - (a) If proposed corporate action creating dissenters' rights under RSA 293-A:13.02 is submitted to a vote at a stockholders' meeting, the meeting notice shall state that stockholders are or may be entitled to assert dissenters' rights under this subdivision and be accompanied by a copy of this subdivision.

    (b) If corporate action creating dissenters' rights under RSA 293-A:13.02 is taken without a vote of stockholders or by consent pursuant to RSA 293-A:7.04, the corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RSA 293-A:13.22.

    293-A:13.21 Notice of Intent to Demand Payment. - (a) If proposed corporate action creating dissenters' rights under RSA 293-A:13.02 is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenters' rights:

       (1) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

       (2) Shall not vote his shares in favor of the proposed action.

    (b) A stockholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this subdivision.

   293-A:13.22 Dissenters' Notice. - (a) If proposed corporate action creating dissenters' rights under RSA 293-A:13.02 is authorized at a stockholders' meeting, the corporation shall deliver a written dissenters' notice to all stockholders who satisfied the requirements of RSA 293-A:13.21.

    (b) The dissenters' notice shall be sent no later than 10 days after corporate action was taken, and shall:

       (1) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited.

       (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

       (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to stockholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date.

       (4) Set a date by which the corporation shall receive the payment demand, which date shall not be fewer than 30 nor more than 60 days after the date the notice is delivered.

       (5) Be accompanied by a copy of this subdivision.

293-A:13.23 Duty to Demand Payment. - (a) A stockholder sent a dissenters' notice described in RSA 293-A:13.22 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth, in the dissenters' notice pursuant to RSA 293-A:13.22(b)(3), and deposit his certificates in accordance with the terms of the notice.

    (b) The stockholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a stockholder until these rights are cancelled or modified by the taking of the proposed corporate action.

    (c) A stockholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this subdivision.

  293-A:13.24 Share Restrictions. - (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under RSA 293-A:13.26.

    (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a stockholder until these rights are cancelled or modified by the taking of the proposed corporate action.

  293-A:13.25 Payment. - (a) Except as provided in RSA 293-A:13.27, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with RSA 293-A:13.23 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

    (b) The payment shall be accompanied by:

       (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in stockholders' equity for that year, and the latest available interim financial statements, if any;

       (2) A statement of the corporation's estimate of the fair value of the shares;

       (3) An explanation of how the interest was calculated;

       (4) A statement of the dissenter's right to demand payment under RSA 293-A:13.28; and

       (5) A copy of this subdivision.

    293-A:13.26 Failure to Take Action. - (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

    (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under RSA 293-A:13.22 and repeat the payment demand procedure.

    293-A:13.27 After-Acquired Shares. - (a) A corporation may elect to withhold payment required by RSA 293-A:13.25 from a dissenter, unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to stockholders of the terms of the proposed corporate action.

    (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RSA 293-A:13.28.

293-A:13.28 Procedure if Stockholder Dissatisfied With Payment or Offer. - (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate, less any payment under RSA 293-A:13.25, or reject the corporation's offer under RSA 293-A:13.27 and demand payment of the fair value of his shares and interest due, if:

       (1) The dissenter believes that the amount paid under RSA 293-A:13.25 or offered under RSA 293-A:13.27 is less than the fair value of his shares or that the interest due is incorrectly calculated;

       (2) The corporation fails to make payment under RSA 293-A:13.25 within 60 days after the date set for demanding payment; or

       (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

    (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within 30 days after the corporation made or offered payment for his shares.

    293-A:13.30 Court Action. - (a) If a demand for payment under RSA 293-A:13.28 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    (b) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation or other entity without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or converted into or whose shares were acquired by the foreign corporation or other entity was located.

    (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

    (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decisions on the question of their value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

    (e) Each dissenter made a party to the proceeding is entitled to judgment:

       (1) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or,

       (2) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under RSA 293-A:13.27.

    293-A:13.31 Court Costs and Counsel Fees. - (a) The court in an appraisal proceeding commenced under RSA 293-A:13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RSA 293-A:13.28.

    (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

       (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RSA 293-A:13.20 through RSA 293-A:13.28.

       (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subdivision.

    (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

*	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

	For	Withhold
A Stock Split Transaction
1.Approval of an amendments to the Company’s articles of incorporation to effect a reverse 1-for-400 stock split. Each registered stockholder owing fewer than 400 shares of common stock immediately prior to the reverse stock split will, instead of participating in the forward stock split, receive a cash payment equal to $37.50 per share on a pre-split basis.
	*	*

2.Approval of an amendments to the Company’s articles of incorporation to effect a forward 800-for-1 stock split of common shares immediately following the reverse stock split.	*	*

B	Election of Directors
1. Proposal to elect the following nominees for a three-year term to continue until the 2010 Annual Meeting of Stockholders, and until the successor of each is duly elected and qualified:

	For	Withhold

01 - Arnold P. Hanson, Jr.	*	*

02 - John H. Noyes	*	*

03 - William J. Woodward	*	*

2. Proposal to elect the following nominee for a two-year term to continue until the 2009 Annual Meeting of Stockholders, and until the successor of each is duly elected and qualified:

	For	Withhold

01 - Fletcher W. Adams	*	*

Such other business as may properly come before the meeting or any adjournments or postponements thereof.

B	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
For joint accounts, each owner should sign. Executors, administrators, trustees, corporate officers and others acting in a representative capacity should give full title or authority.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

Proxy Northway Financial, Inc.

9 Main Street, Berlin, New Hampshire 03570
Proxy for Common Stock

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Joseph N. Rozek and Richard P. Orsillo, and each of them, proxies with full power of substitution to vote for and on behalf of the undersigned at the Annual Meeting of Stockholders of Northway Financial, Inc. (“Northway”), to be held at the Town & Country Motor Inn, Route 2, Shelburne, New Hampshire, on July 31, 2007 at 2:00 p.m., and at any adjournment or postponements thereof, hereby granting full power and authority to act on behalf of the undersigned at said meeting or any adjournment or postponement thereof. The undersigned revokes any proxy previously given in connection with such meeting and acknowledges receipt of Notice of the Annual Meeting of Stockholders and Northway’s 2006 Annual Report to Stockholders.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no instructions are indicated, the undersigned’s votes will be cast “FOR” each of such matters. PLEASE SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE